                   AS FILED WITH THE UNITED STATES SECURITIES
                   AND EXCHANGE COMMISSION ON JANUARY 7, 2002
                                                   REGISTRATION NO. 333-60842

================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ---------------


                               AMENDMENT NO. 3
                                      TO
                                   FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                                 INPURPLE, INC.
                 (Name of Small Business Issuer in Its Charter)

           DELAWARE                            541990                      33-0947822
 (State or Other Jurisdiction             (Primary Standard             (I.R.S. Employer
      of Incorporation or             Industrial Classification        Identification No.)
         Organization)                      Code Number)

            600 ANTON BLVD., 11TH FLOOR, COSTA MESA, CALIFORNIA 92626
                                 (714) 371-4034
          (Address and Telephone Number of Principal Executive Offices)

            600 ANTON BLVD., 11TH FLOOR, COSTA MESA, CALIFORNIA 92626
                                 (714) 371-4034
          (Address of Principal Place of business or Intended Principal
                                Place of Business)

                                  SEAN P. LEWIS
            600 ANTON BLVD., 11TH FLOOR, COSTA MESA, CALIFORNIA 92626
                                 (714) 371-4034
            (Name, Address and Telephone Number of Agent for Service)


                                 With a copy to:
                             RICHARD E. KNECHT, ESQ.
                                 KNECHT & HANSEN
                           1301 DOVE STREET, SUITE 900
                         NEWPORT BEACH, CALIFORNIA 92660
                              PHONE: (949) 851-8070
                               FAX: (949) 851-1732

            Approximate date of commencement of proposed sale of the
           securities to the public: As soon as practicable after this
                    Registration Statement becomes effective.


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                     CALCULATION OF REGISTRATION FEE




------------------------------------------------------------------------------------------------------
   Title of each class of                    Proposed maximum     Proposed maximum
       securities to        Amount to be      offering price          aggregate          Amount of
       be registered        registered(1)      per unit(1)          offering price    registration fee
------------------------------------------------------------------------------------------------------

Common Stock                400,000 shares          $5.00            $2,000,000.00          $500.00*




-------------------------
* Previously paid.

(1) We have estimated the value of the 400,000 shares of common stock being registered at $5.00 per share, solely for determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.


                      ------------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where such offer or sale is prohibited.

PROSPECTUS

                                 INPURPLE, INC.
                           600 Anton Blvd., 11th Floor
                          Costa Mesa, California 92626
                                 (714) 371-4034

                          COMMON STOCK, $.001 PAR VALUE
                       MINIMUM: 180,000 SHARES ($900,000)
                      MAXIMUM: 400,000 SHARES ($2,000,000)
                       SUBSCRIPTION PRICE: $5.00 PER SHARE


         We are InPurple, Inc., a Delaware corporation which has qualified to do business in the State of California. Our operations are currently based in Costa Mesa, California. We have two subsidiaries in the United Kingdom.



         We are offering 180,000 shares to 400,000 shares of our common stock, par value $.001 per share, at a price of $5.00 per share. To purchase shares, you must follow the instructions under the section "How to Subscribe," beginning on page 9. All subscriptions must be completed before 5:00 p.m., California time, on March 31, 2002, the termination date of the offering. We may, in our discretion, terminate the offering earlier or extend the offering without notice to you, but in no event will the offering close later than May 31, 2002.

         LOOK CAREFULLY AT THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6, BEFORE YOU MAKE AN INVESTMENT DECISION.



         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT'S ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.


                           Subscription     Selling           Net proceeds to InPurple
                           Price            Commissions (1)   if all shares are sold (2)
                           ---------        -----------       --------------------------
Per Share                  $5.00            None              $5.00
Total Minimum              $900,000         None              $900,000
Total Maximum              $2,000,000       None              $2,000,000


(1) We have not contracted with anyone to sell the shares for us. We intend, through the best efforts of our officers and directors, to attempt to sell the shares without any outside assistance.


(2) Before deducting accounting and attorney fees, printing and mailing expenses, totaling approximately $25,000.


           THE EFFECTIVE DATE OF THIS PROSPECTUS IS ___________, 2002

                                TABLE OF CONTENTS




PROSPECTUS SUMMARY.....................................................................           2
THE COMPANY ...........................................................................           2
THE OFFERING ..........................................................................           3
SELECTED FINANCIAL DATA AND FINANCIAL INFORMATION......................................           5
RISK FACTORS ..........................................................................           6
FORWARD-LOOKING INFORMATION............................................................           8
TERMS OF THE OFFERING..................................................................           9
HOW TO SUBSCRIBE.......................................................................           9
USE OF PROCEEDS .......................................................................          10
CAPITALIZATION ........................................................................          11
DETERMINATION OF OFFERING PRICE........................................................          11
RELATED PARTY TRANSACTIONS.............................................................          12
DILUTION ..............................................................................          13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS.................................................          14
BUSINESS OF THE COMPANY................................................................          16
         General.......................................................................          16
         Competition...................................................................          18
         Employees.....................................................................          18
         Patents.......................................................................          19
         Properties....................................................................          19
         Legal.........................................................................          19
         Reports to Security Holders...................................................          19
MANAGEMENT.............................................................................          20
CERTAIN TRANSACTIONS...................................................................          27
PRINCIPAL SHAREHOLDERS.................................................................          28
EXPERTS................................................................................          28
LEGAL MATTERS..........................................................................          28
AVAILABLE INFORMATION..................................................................          28
FINANCIAL STATEMENTS................................................................... F-1 to F-17

                               PROSPECTUS SUMMARY

         This summary highlights selected information from the prospectus and may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth elsewhere in the prospectus and in our financial statements, beginning on page F-1.


INPURPLE, INC.


         We are InPurple, Inc., a business to business company that offers its customers national and international commercial telephony services. We have developed a communications system that allows our customers to communicate between their branch offices without incurring long distance telephone charges. This is done by routing client calls, e-mail and teleconferencing through our facilities via the internet.






         We plan to expand our operations in both the United States and Europe. We hope this offering will provide us with additional working capital for that expansion.



         We believe we have an advantage over our competitors, long distance telephone providers, because our long distance telephony services are provided over the internet at no expense to us. As a result, we can charge our customers far less than the fees they are now paying for long distance telephone services. We presently intend to price our long distance telephone services at 50% of the costs being incurred by our customers for comparable service. For example, if a customer has been paying $1,000,000 per year for long distance telephone charges, we will provide those services for $500,000 per year.



         Other companies provide services like ours, but we do not believe they can compete with the quality of our transmissions. We have developed a system that we believe eliminates most of the present problems encountered by our competition.



         We have a management team in place that we believe has the necessary experience to take our company from its present development stage to a successful operating company.

                                  THE OFFERING




SECURITIES OFFERED

Common Stock:                                Minimum:   180,000 shares of common stock
                                             Maximum:   400,000 shares of common stock
                                             $.001 par value per share.

Offering Price:                              $5.00 per share

Number of Shares Currently Issued and
Outstanding:                                 1,500,001

Number of Shares Issued and
Outstanding if:

         Minimum of 180,000
         Shares are Sold
                                             1,680,001
         Maximum of 400,000
         Shares are Sold                     1,900,001

Voting Rights:                               Holders of common stock will have one
                                             vote per share of stock owned. If we
                                             sell the minimum of 180,000 shares or a
                                             maximum of 400,000 shares of the common
                                             stock we are offering, the purchasing
                                             shareholders would hold approximately
                                             10.71% to 21.05% of our total issued
                                             and outstanding shares.

Dividends:                                   We presently have no plans to declare
                                             dividends.

Liquidity:                                   There currently is no public market for
                                             our outstanding shares of common stock,
                                             or for the shares we are selling in this
                                             offering. We intend to apply to have the
                                             shares listed on the OTC Bulletin Board
                                             following completion of this offering,
                                             but no assurances can be given as to if,
                                             or when, such listing shall occur.

GENERAL

Offering Expiration Date:                    March 31, 2002, unless terminated
                                             earlier or extended in our discretion
                                             to a date on or before May 31, 2002.

Use of Proceeds:                             We intend to use the proceeds from this
                                             offering to retire outstanding
                                             debentures totaling $148,176,
                                             pay as much as possible of other
                                             notes payable of $867,529, and provide
                                             working capital for the expansion of our
                                             operations in the United States and the
                                             United Kingdom.


Escrow Arrangements:                         Subscriptions will be deposited in an
                                             impound escrow account with Harbor
                                             National Bank, 801 Dove Street, Newport
                                             Beach, CA 92660, pending the sale of at
                                             least 180,000 shares in this offering. If
                                             at least 180,000 shares are not sold, all
                                             subscribers will have their funds returned
                                             rpomptly, without interest.

Investment Considerations:                   There are significant risks to potential
                                             investors who purchase our shares.
                                             The risks include the possible loss of
                                             all funds invested. Before making a decision
                                             to purchase any of our shares, you should
                                             carefully consider the information contained
                                             in this prospectus, particularly information
                                             contained in the "Risk Factors" section,
                                             beginning on page 6 of this prospectus.

                SELECTED FINANCIAL DATA AND FINANCIAL INFORMATION


         The selected data presented below under the captions "Balance Sheet Data" and "Income Statement Data" for and as of the years ended June 30, 2001 and 2000 are derived from our consolidated financial statements. The consolidated balance sheet of InPurple, Inc. and its subsidiaries as of June 30, 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the two years in the period then ended, have been audited by Vavrinek, Trine, Day & Co., LLP and are included in this prospectus, beginning at page F-1. The consolidated balance sheet as of September 30, 2001, and the related consolidated statements of operations for the quarters ended September 30, 2001 and 2000 are derived from the unaudited interim financial statements included in this prospectus, beginning on page F-11. The results of operations for past periods are not necessarily indicative of the results of operations that may be expected for any future periods. Comparative data is not available due to the fact that we have not been in business for one full year.



                                                          As of and for the Quarter Ended          As of and for the Year Ended
                                                                September 30, 2001                          June 30, 2001
                                                                ------------------                        ------------------
BALANCE SHEET DATA:
                        Total Assets                               $   749,513                               $  776,190
                        Total Liabilities                          $ 1,809,291                                1,264,239
                        Shareholders Equity                        $(1,059,778)                              $ (488,049)



                                                         As and for the Quarter ended                 As and for the Year ended
INCOME STATEMENT DATA:                              September 30, 2001   September 30, 2000      June 30, 2001        June 30, 2000
                                                    -------------------  ------------------      -------------        -------------

                        Sales                            $  138,311            $256,247            $1,022,087           $1,049,444
                        Cost of Goods Sold                   51,546             143,598               498,606              530,956
                                                         ----------            --------            ----------           ----------
                                   Gross Profit          $   86,765            $112,649            $  523,481           $  518,488

                        Administrative Expenses          $  713,670            $138,493            $1,426,934             $481,363
                                                         ----------            --------            ----------           ----------
                        Income (Loss) Before Taxes         (626,905)            (25,844)             (903,453)              37,125
                        Provision for Income Taxes                -                   -                 9,967               29,126
                                                         ----------            --------            ----------           ----------
                        Net Income (Loss)                $ (626,905)           $(25,844)           $ (913,420)          $    7,999
                                                         ----------            --------            ----------           ----------

PER SHARE DATA:

                        Earnings (Loss) Per Share             $(.42)             $(0.04)                 $(0.96)               $0.01



         On April 28, 2001, InPurple, Inc. acquired all of the shares of Talkpoint Co. UK Limited and InPurple Limited for $10,000 cash and 700,001 shares of common stock. As of April 28, 2001 there were a total of 1,500,001 shares of common stock issued and outstanding.

                                  RISK FACTORS

AN INVESTMENT IN THE SHARES WE ARE OFFERING INVOLVES A NUMBER OF RISKS. YOU SHOULD CAREFULLY READ AND CONSIDER THE FOLLOWING FACTORS IN EVALUATING US AND OUR BUSINESS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE YOU PURCHASE OUR SHARES.


WE HAVE HAD OPERATING LOSSES SINCE OUR INCEPTION.


         InPurple, Inc. and our wholly owned subsidiary, InPurple Limited, are development stage enterprises. We have $1.4 million in losses incurred since inception in development stage operations from InPurple Inc. and InPurple Limited. InPurple, Inc. expects to continue to incur significant operating losses and to generate negative cash flow while we complete installation of our offices and develop our customer base. Our ability to eliminate operational losses and to generate positive cash flow from operations will depend upon a variety of factors, many of which we are unable to control. These factors include: (1) the cost to equip and staff our facilities, (2) changes in technology, (3) the level of demand for our services, (4) competitive products and services, and (5) general economic conditions. Our wholly owned subsidiary, Talkpoint Co. UK Limited, has generated sales and net earnings since it began operations in 1998. The revenues reported in our consolidated financial statements are all attributable to Talkpoint Co. UK Limited.


OUR OPERATING SUBSIDIARIES WILL NOT BE HELPFUL TO OUR CASH FLOW NEEDS.



         Our recently acquired subsidiaries, Talkpoint Co. UK Limited and InPurple Limited, will not contribute significant earnings to our operations for some time. Talkpoint Co. UK Limited has had sales and operating income since its inception in 1998, but almost all of that income is being used to cover its expenses. InPurple Limited is a development stage company with no operating income. Its expenses are currently being covered by Talkpoint Co. UK Limited and by our borrowings.



WE MAY USE A MATERIAL PORTION OF THE OFFERING TO RETIRE BORROWINGS.



         Since inception, InPurple, Inc. and InPurple Limited have borrowed funds from various individuals to finance operations, pending completion of this offering. These individuals are primarily friends, associates and relatives of the existing principal shareholders of the company, Stephen P. North and Sean P. Lewis, as well as employees of the company. These advances do not bear any stated interest rate, nor is there a written due date. These notes payable totaled $867,529 at September 30, 2001. We intend in this offering to repay as many of these notes as possible, but there can be no assurances that we will be successful in our attempt to do so.



WE MAY USE A SUBSTANTIAL AMOUNT OF THE PROCEEDS FROM THIS OFFERING TO RETIRE LOANS FROM FRIENDS, ASSOCIATES AND RELATIVES (NOT IMMEDIATE FAMILY MEMBERS) OF OUR PRINCIPAL SHAREHOLDERS.




We intend to use up to $867,529 of the proceeds of this offering to retire loans from friends, associates and relatives (not immediate family members) of our principal shareholders, Stephen P. North and Sean P. Lewis.


WE MAY ALLOW DEBENTURE HOLDERS TO CONVERT THEIR DEBENTURES TO COMMON STOCK AT A DISCOUNT.


         In addition to the notes payable described above, we have raised $148,176 through the issuance of debentures. The debentures are subordinated to all other debts and are due on June 30, 2002.


WE WILL REQUIRE ADDITIONAL WORKING CAPITAL.



         The minimum offering of 180,000 shares will provide sufficient funds to retire the notes payable and to retire the debentures. After retiring this existing debt, we intend to generate funds to service our cash flow requirements by using our equipment and accounts receivable as security for new, traditional lines of credit and installment loan financing. If this offering is not successful, our management will attempt to extend the debentures for an additional year, continue to borrow funds as needed until the business is self-supporting, which we estimate will be within 12 months, and borrow against our accounts receivable for additional working funds, but there can be no assurances of our ability to do so.

WE HAVE NOT COMPLETED STAFFING.

         It may be difficult to hire the technical staff to design and install the data links to our data center. Our product is unique and trained personnel are required to install and maintain the links between our customers and our facilities.

WE ARE A  DEVELOPMENT STAGE COMPANY AND HAVE ONLY A LIMITED OPERATING HISTORY.


         We are a development stage company using new, advanced telecommunications hardware and software which has not been tested over a long period of time. InPurple, Inc. and one of our wholly owned subsidiaries, InPurple Limited, have incurred losses since inception. Our second operating subsidiary, Talkpoint Co. UK Limited, has a profitable operating history but those operations were in the sale and installation of telephone systems and data cabling, not the business we are now pursuing.


WE ARE DEPENDENT ON THE SERVICES OF KEY PERSONNEL.

         We will be relying on the technical expertise of our President and Chief Operating Officer, Stephen P. North.

NO PUBLIC MARKET EXISTS FOR THE SHARES.

         There is currently no public market for our shares.

WE DO NOT INTEND TO PAY DIVIDENDS.


         We do not plan to pay dividends on our shares in the foreseeable future.


OUR OFFICERS AND DIRECTORS HAVE CERTAIN INDEMNIFICATION RIGHTS.

         Pursuant to the General Corporation Law of the State of Delaware, under most circumstances our officers and directors cannot be held liable for errors in judgment or other acts or omissions in the conduct of our business unless such errors in judgment, acts, or omissions constitute fraud, gross negligence or malfeasance.

WE ARE PURSUING PATENTS THAT MAY NOT BE GRANTED.


         We are currently pursuing patents for our intellectual property with applications being prepared by our patent attorney. The patents we are seeking would, if granted, protect our hardware and software design configurations. Those configurations allow a telephonic signal to be routed from a local telephone line through our black box, over the internet to our switching station, and on to the intended receiver's black box without utilizing long distance telephonic carriers other than the internet. No assurances can be given that our patent applications will be successful. In making a decision to invest in the shares, investors should not assume that patents will be available.

                           FORWARD-LOOKING INFORMATION

         Statements and financial discussion and analysis contained in this prospectus that are not facts are forward-looking statements. Forward-looking statements describe our future plans, strategies and expectations, are based on assumptions that involve a number of risks and uncertainties, many of which are beyond our control. The important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

         (a) new products that would minimize or reduce the effectiveness of our products;

         (b)      the initiation of fees for using the internet;

         (c) actions by long distance telephone provides that could reduce or eliminate our competitive advantage (our long distance fees are zero);

         (d)      the loss of senior management; and

         (e) other factors discussed in the "Risk Factors" section of this prospectus.

                              TERMS OF THE OFFERING


         We are hereby offering a minimum of 180,000 shares and a maximum of 400,000 shares of our common stock, par value $.001 per share, at a price of $5.00 (five dollars) per share. To purchase shares, you must follow the instructions under the section "How to Subscribe," below. All subscriptions must be completed no later than 5:00 p.m., California time, on March 31, 2002, the termination date of the offering. We may, in our discretion, terminate the offering earlier or extend the offering without notice to you, but in no event will the offering close later then May 31, 2002.



         If subscriptions for at least 180,000 shares are not received prior to March 31, 2002 (or an extended date not later than May 31, 2002), the offering will terminate, no shares of common stock will be sold, and all subscribers will have their funds returned promptly, without interest. Funds received from subscribers will be placed in a separate segregated account at Harbor National Bank, Newport Beach, California. Harbor National Bank will serve as our escrow agent for the offering. There currently is no public market for our outstanding shares of common stock, or for the shares we are selling in this offering.



         All subscription funds should be sent directly to Harbor National Bank at the address provided below. We will decide to accept or reject your subscription within 5 days after cleared funds have been received by Harbor National Bank from you. If we reject all or any portion of your subscription, we will return your unused subscription funds, without interest, promptly after our rejection, cancellation or reduction of the purchase requested.


         We have not entered into any agreement with anyone to sell the shares for us. We intend, through the best efforts of our directors, to attempt to sell the shares without any outside assistance.


         The only persons who will participate in the distribution of this prospectus are Sean P. Lewis (our chairman and chief executive officer), Stephen P. North (our president and chief operating officer) and David J. Clancy (a director of InPurple, Inc.). These officers and directors are not being compensated for their sales efforts.


                                HOW TO SUBSCRIBE


         To subscribe for shares offered by this prospectus, you must complete and execute the Subscription Agreement in the form provided to you with this prospectus, in triplicate, and deliver the original and one copy of the Subscription Agreement to our escrow agent, Harbor National Bank, at the following address:


                                   InPurple, Inc. Escrow Account
                                   Harbor National Bank
                                   801 Dove Street
                                   Newport Beach, CA 92660


         The completed and executed Subscription Agreement must be accompanied by the full subscription price for the shares sought to be purchased. The subscription price shall consist of the product determined by multiplying the number of shares which you seek to purchase by $5.00. The subscription price must be paid in United States currency by check or money order payable to "Harbor National Bank as Escrow Agent for InPurple, Inc." If you pay by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, if you wish to pay the subscription price by means of uncertified personal check, you are urged to make payment sufficiently in advance of the termination date to insure that such payment is received and clears by such time, and you are urged to consider in the alternative payment by means of certified or cashier's check, or money order.

         The method of delivery of the Subscription Agreement and payment of the aggregate subscription price will be at your election and risk. If sent by mail, you are urged to send your Subscription Application and payment by registered mail, properly insured, with return receipt requested.

                                 USE OF PROCEEDS

         We estimate that we will receive net proceeds from the offering of approximately $875,000 if we sell the minimum of 180,000 shares, approximately $1,475,000 if we sell a median amount of 300,000 shares, and approximately $1,975,000 if we sell the maximum of 400,000 shares (of which there can be no assurance), and after deducting legal, accounting, printing and distribution expenses to be incurred in connection with the offering, estimated to be approximately $25,000. We plan to use the proceeds for the purposes described below. For the purpose of comparison to shareholder dilution, we have included the estimated use of proceeds, assuming a minimum (180,000 shares), median (300,000 shares), and maximum (400,000 shares) number of shares sold.



                                                                  If Subscribed at the :
                                                                  ----------------------
                                                    MINIMUM               MEDIAN               MAXIMUM
                                                    -------               ------               -------

1.  Retire existing debentures (1)                  $148,176              $148,176             $148,176

2.  Retire other notes payable                       726,824               867,529              867,529

3.  Working capital (2)                                    0               459,295              959,295
                                                       -----               -------            ---------
                                                    $875,000            $1,475,000           $1,975,000
                                                    --------            ----------           ----------


(1) Assumes none of the debentures are converted to common stock. The holders of the debentures are entitled, at their option, to convert their debentures to common stock, at an exchange rate of one share of common stock for every $2.00 of debenture amount. If all the debentures are converted to shares of common stock, then an additional 71,064 shares of common stock would be outstanding.


(2) Working capital will be used for salaries and wages, brochures and marketing materials plus ordinary and necessary office costs and expenses. If only the minimum level of proceeds is achieved, a line of credit pledging InPurple's accounts receivable will be obtained. It is anticipated that eligible receivables will provide for an advance rate of 80% and be priced at prime plus 6%. InPurple also intends, once the debentures and other notes payable are retired, to arrange for a term loan secured by furniture, fixtures and equipment.

         During the course of the registration process, InPurple has borrowed funds from individuals who reside in the United Kingdom to support its defined growth plans. The facilities located in the United Kingdom have been competed, allowing the transfer of data and voice world-wide through InPurple's unique switching process. InPurple's Chief Executive Officer and

Chairman of its Board of Directors, Sean P. Lewis, has acquired a personal residence in the State of California, at his sole cost and expense. Mr. Lewis and his family relocated from England to California during the month of November 2001.



         Should the minimum offering amount be realized, we will lease executive offices in the State of California and begin marketing our products from that office. Should the median offering amount be realized, we will lease larger facilities and begin an abbreviated back-up facility similar to that currently in existence in the United Kingdom. Should the maximum offering amount be realized, we will duplicate the facilities, located in the United Kingdom, in the State of California.



         We are also in the process of exploring other financing arrangements. We believe we will be able to borrow funds for our operating needs if the minimum subscription amount is realized, and our existing debt (debentures and other notes payable) is retired.


                                 CAPITALIZATION


The following table sets forth our capitalization as of September 30, 2001:




         Common stock, $0.001 par value,
         2,500,000 shares authorized
         1,500,001 shares issued and outstanding
         as of September 30, 2001                          $      1,500

         Additional paid-in-capital                             858,224

         Accumulated deficit                                 (1,902,009)

         Accumulated other comprehensive income                 (17,493)
                                                                 ------

                  Total Shareholders' Equity               $ (1,059,778)
                                                              ==========


                         DETERMINATION OF OFFERING PRICE


         Our Board of Directors believes that the offering price is consistent with the earnings potential for InPurple, Inc.; however, the Board's assumptions were based on forward-looking data and information and as such should be considered arbitrary.

                           RELATED PARTY TRANSACTIONS



         We have no existing or proposed material interests or transactions with any of our subsidiaries and any of our directors or officers outside the ordinary course of our business, except as provided herein. We acquired InPurple Limited and Talkpoint Co. UK Limited as of April 30, 2001 from Stephen P. North and one minority shareholder for $10,000 cash and 700,001 shares of our common stock. For purposes of this transaction, our shares were valued at $8,750 or $0.125 per share, the same value assigned to the initial stock sale upon our incorporation. The net book value of the acquired companies was $(190,767), resulting in a deemed distribution and offsetting credit to additional paid-in capital of $199,517.



         Since their inception, InPurple, Inc. and InPurple Limited have borrowed funds from various individuals to finance operations, pending completion of this offering. These individuals are primarily friends and relatives of our principal shareholders, Stephen P. North and Sean P.
Lewis, as well as employees of the company. These advances do not bear any stated interest rate, and there is no maturity date. These notes totaled $867,529 at September 30, 2001. We intend to use a portion of the proceeds of this offering to repay these loans, but there can be no assurances that we will raise sufficient funds to do so.



         We have the power and authority under Delaware law to indemnify our directors, officers and agents against certain liabilities and expenses incurred in the performance of their duties. Rights of indemnification are provided in our articles of incorporation and bylaws. Indemnification may not be made, however, with respect to liability incurred in connection with gross negligence, willful misconduct and criminal acts. It is our intention that our officers, directors and agents be indemnified to the fullest extent permitted by applicable law, and toward that end we intend to enter into indemnity agreements with each of our officers and directors in the near future.



         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



         It is anticipated that our directors and executive officers, and the companies with which they are associated, will continue to have transactions with us in the ordinary course of their business. It is the firm intention of our management that any transactions involving any of our directors or executive officers be made in accordance with applicable law, on substantially the same terms as those prevailing at the time for comparable transactions with other persons who are not involved with us.

                                    DILUTION


         At September 30, 2001 we had issued a total of 1,500,001 shares of our common stock. Of that total, 700,001 shares of common stock were issued in April 2001 as part of the purchase price for our acquisition of Talkpoint and Co. UK Limited and InPurple Limited. The following schedule reflects a total of 1,500,001 shares issued and outstanding prior to this offering. In addition, the dilution to investors is reflected assuming a minimum number of shares (180,000) are sold, a median number of shares (300,000) are sold, and the maximum number of shares (400,000) are sold.



                                                       Minimum            Median            Maximum
                                                       -------            ------            -------

Investor's offering price per
share of Common Stock                                   $ 5.00            $ 5.00             $ 5.00

Officers - founders price
per share of Common Stock                               $ 0.01           $  0.01            $  0.01

Net tangible book value per
share of Common Stock prior
to this offering                                        $(0.71)           $(0.71)            $(0.71)

Increase in Common Stock's book
value attributable to sale of
the shares offered herein                               $ 0.60            $ 0.94             $ 1.19

Dilution to the investors                               $ 5.11            $ 4.77             $ 4.52

Tangible net book value
after the offering                                   $(184,778)         $415,222           $915,222

Tangible net book value
per share after the offering                           $ (0.11)           $ 0.23             $ 0.48

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


Our consolidated financial statements include our results of operations, and the results of operations of our wholly owned subsidiaries, InPurple Limited and Talkpoint Co. UK Limited. InPurple, Inc. and InPurple Limited are development stage enterprises as further discussed in Note 2 of the notes to the consolidated financial statements. Talkpoint Co. UK Limited is an operating subsidiary whose principal business activity is the sale and installation of telephone systems and data cabling. Additional information on the results of these two business segments can be found in Note 3 of the notes to the consolidated financial statements.


RECENT OPERATING RESULTS

For the quarter ended September 30, 2001, our consolidated financial statements reported a net loss of $626,905 compared to a net loss of $25,844 for the same quarter in 2000. As with the fiscal year ended June 30, 2001, this loss was primarily due to the extensive development stage operations of InPurple, Inc. and InPurple Limited. Development stage operations resulted in a first quarter loss of $537,557, which increased our aggregate development stage losses to approximately $1.4 million.

For the quarter ended September 30, 2001, Talkpoint Co. UK Limited recorded a loss of $89,348, which was a slight increase from the loss of $25,884 reported in the same quarter of 2000.


Our consolidated financial statements reflect a net loss of $913,420 for the year ended June 30, 2001 compared to a net profit of $7,999 for the year ended June 30, 2000. This decline of $921,419 was comprised of two components, a decline in net income at Talkpoint Co. UK Limited of $72,565 and the net loss of $848,854 from the development stage operations of InPurple, Inc. and InPurple Limited. The two factors are discussed separately in more detail below.

TALKPOINT CO. UK LIMITED

Talkpoint Co. UK Limited reported a net loss of $64,566 for the year ended June 30, 2001 compared to a net profit of $7,999 for the year ended June 30, 2000. This decline of $72,565 was primarily due to increased operating costs as gross revenue and gross profit was relatively unchanged between the two years.

Talkpoint Co. UK Limited's gross revenue was $1,022,087 for the year ended June 30, 2001 compared to $1,049,444 for the year ended June 30, 2000. Gross profit for these same periods was $523,481 and $518,488, respectively. Talkpoint Co. UK Limited's revenue and gross profits have remained stable for the last several years and the company does not anticipate any significant changes in the near future.

Total operating expenses and taxes for Talkpoint Co. UK Limited increased $77,558 from $510,489 for the year ended June 30, 2000 to $588,047 for the year ended June 30, 2000. Salaries and employee benefits, the largest category of operating expenses, increased slightly to $339,891 for the year ended June 30, 2001 from $337,033 for the same period in 2000. All other categories of expense increased due to the move into larger facilities, upgrading of some of its equipment and overall cost increases from the company's various vendors.

Talkpoint Co. UK Limited's reported net loss of $64,566 for the year ended June 30, 2001 and the net profit of $7,999 for the year ended June 30, 2000 were after a non-cash charge of $100,000 for the fair value of services provided by senior management. Net profit prior to this charge was $35,434 and $107,999, respectively. Historically, Talkpoint Co. UK Limited has distributed an amount approximating this profit to its sole shareholder, including $70,500 during the year ended June 30, 2001 and $90,838 during the year ended June 30, 2000. We do not intend to make any distributions to our shareholders in the near future and therefore Talkpoint Co. UK Limited will either retain its future profits to fund its internal growth and operations or advance those profits to InPurple, Inc. or InPurple Limited to assist in their funding needs.

INPURPLE, INC. AND  INPURPLE LIMITED - DEVELOPMENT STAGE ACTIVITIES

As noted above, the majority of the decline in our consolidated earnings was our development stage activities and the development stage activities of our subsidiary, InPurple Limited. On a combined basis, the development stage losses totaled $848,854 for the year ended June 30, 2001. This represented approximately 93% of our consolidated loss of $913,420 for the year ended June 30, 2001.

The primary components of this loss were salaries and benefits of $368,534, or approximately 43%, consultants, legal and other professional services of $140,737, or approximately 17%, interest expense of $89,075 or approximately 10% and advertising and marketing of $109,517, or approximately 13%. These and other costs were incurred securing a management team, developing a strategic plan, perfecting patents on intellectual property, preparing the necessary forms and documents to raise capital and acquiring offices, staff and equipment necessary for the business operations.

In addition to the development stage loss discussed above, InPurple Inc. and InPurple Limited acquired significant furniture, equipment and other assets they deemed necessary for their business operations. As of June 30, 2001, $248,167 of our consolidated net premises and equipment were acquired for the development stage activities.

The development stage loss and asset purchases were funded primarily through borrowings and capital contributions from the founding shareholders. As of June 30, 2001, the two primary borrowings related to the funding of the development stage activities were notes payable - others, totaling $725,057, and debentures, totaling $142,148.


Since inception, InPurple, Inc. and InPurple Limited have borrowed funds from various individuals to finance operations, pending completion of this offering. These individuals are primarily friends, associates and relatives (not immediate family members) of the existing stockholders, as well as employees. These advances do not bear any stated interest rate, nor is there a written due date. These notes payable totaled $867,529 at September 30, 2001. We intend in this offering to repay as many of these advances as possible, or to convert all or a portion of the advances to common stock, but there can be no assurances that we will be successful in our attempts to do so. In addition to these notes payable, we have raised $148,176 through the issuance of debentures. The debentures are subordinated to all other debts and are due on June 30, 2002. The debentures provide for interest at 7% payable quarterly and also allow for the conversion to common stock at 40% of the offering price in this offering.

DEVELOPMENT STAGE OPERATIONS - PLAN FOR THE NEXT 12 MONTHS

         Our 12-month plan for our development stage operations, and the development stage operations of InPurple Limited, are summarized as follows:


    - Complete design enhancements and testing of our communication connectors by February 28, 2002;

    -    Complete the proposed public offering by March 31, 2002;

    -    Begin customer service and revenue generation by April 1, 2002;

    - Staff our California sales and administrative facility by May 31, 2002;

    -    Staff and equip our California technical facility by August 31, 2002;

         Our existing technical staff in the United Kingdom has been finalizing the design enhancements and testing of the communication connectors that will provide our proposed customers access to our facility. This process should be completed by February 28, 2002 and will not require any additional staff or significant expenditures for equipment.

         Our working capital needs from October 1, 2001 to March 31, 2002 will be funded through additional borrowings. We estimate these additional borrowings will total approximately $250,000. It is anticipated that the funds required by the company will be advanced from primarily the friends, associates and relatives (not immediate family members) of our principal stockholders, as well as our employees.

         We estimate that our public offering will be completed by March 31, 2002. Depending on the level of subscription in the public offering, we may arrange for a term loan secured by our furniture, fixtures and equipment as well as a credit line secured by our accounts receivable to supplement our liquidity through June 30, 2002.

         Our existing United Kingdom sales force anticipates installation of our communication connectors, testing and customer approval to begin during February of 2002 with customer service and revenue generation to begin no later than April 1, 2002. We currently have one customer for whom we have committed to a 90-day test period before revenue generation begins. We do not intend to offer similar terms to any other potential customers. We currently have adequate staff, equipment and facilities to handle all proposed United Kingdom sales through June 30, 2002. Each communication connector costs approximately $20,000 including the cost of installation. We intend to request deposits from each customer equal to three months anticipated services which will generally cover these costs.

         Our chairman and chief executive officer, Sean P. Lewis, relocated to the United States during November 2001 to establish and manage our California sales and administrative facility. Initially, this facility will add 5 or 6 sales and administrative positions and ultimately grow to approximately 15 employees by August 31, 2002. Sales personnel from the United Kingdom will train and support the California personnel through May 31, 2002 when the facility should be fully functioning.

         Our final goal in the next 12 months is the establishment of a technical facility in California. This facility would serve to back up our existing facility in the United Kingdom as well as facilitate sales and service to customers in North America. Equipment and leasehold costs associated with this facility would be approximately $250,000 to $300,000 and technical and support staff would be approximately 5 employees. We will fund the equipment and leasehold costs for this facility through outside borrowings and/or equipment leases. The California sales and administrative facility would also be relocated to this facility, which we plan on opening by August 31, 2002.


         We believe that this plan will resolve the conditions that originated the going concern emphasis paragraph in the Independent Auditors' Report and Note 2, "Development Stage Operations".

                             BUSINESS OF THE COMPANY

GENERAL

         In Purple, Inc. was incorporated in the State of Delaware on January 9, 2001 as Voice 21, Incorporated. On March 29, 2001 we changed our name from
Voice 21, Incorporated to InPurple, Inc. On April 28, 2001, we acquired 100% of the outstanding shares of Talkpoint Co. UK Limited and InPurple Limited (formerly known as "Call 21 Ltd."), two companies headquartered in the United Kingdom, from our President and Chief Operating Officer, Stephen P. North. These two entities were purchased for 700,001 shares of our common stock plus $10,000 cash.


         InPurple Limited (a wholly owned subsidiary of InPurple, Inc.) executed an agreement with GX Networks, recently acquired by XO Communications, a provider of access to the internet, whereby internet access to InPurple Limited and its customers will be made available. Subsequent to the acquisition of GX Networks by XO Communications, the agreement was assigned to Talkpoint Co. UK Limited because InPurple Limited had not been in business for one full year. The agreement provides us with guaranteed internet access through Virtual Private Networks. These networks, through proprietary systems designed by XO Communications, preclude intrusion from outside parties into the Virtual Private Networks. The agreement was executed on April 20, 2001 for an initial 36-month term and automatically renews in 3-month periods thereafter.


         Talkpoint Co. UK Limited (a wholly owned subsidiary of InPurple, Inc.) is an operating entity that was chartered in the United Kingdom on June 9, 1998. Talkpoint Co. UK Limited is in the business of providing its customers with telephonic and video communications equipment. Talkpoint Co. UK Limited was recently assigned an agreement between XO Communications and InPurple Limited whereby we are guaranteed Virtual Private Networks for our customers. In addition, Talkpoint Co. UK Limited has executed agreements with KPNQuest whereby fiber-optic bandwidths of 2 Mega bites will be made available our customers in Europe and fiber-optic bandwidths of 1.5 Mega bites will be made available to our customers in the United States.

         Talkpoint Co. UK Limited has provided its customers with sales and installations of telephone systems and data cabling. Talkpoint Co. UK Limited is presently continuing with this business and intends to continue to provide these services and products in the future. We do not anticipate that Talkpoint Co. UK Limited will be a material contributor to our ongoing revenues, but Talkpoint Co. UK Limited has an established client base that we believe will provide us with potential customers for our products. All of our consolidated revenues to date have been the result of sales by Talkpoint Co. UK Limited. Most of our current expenses are associated with establishing our operations in the United States.


         We are a Business to Business company which will concentrate on delivering high quality voice and data signals from our customers offices to their branch and affiliated offices via telephonic and internet media. If a customer is located in the United Kingdom and wishes to communicate with a branch office (or vice versa) in the United States the customer will use its existing input devises (telephone, teleconferencing, etc.) to send that message to our facilities through our equipment installed at their facilities. Since the data is generated in a local calling area, and is then sent via the internet to our facilities, there are no long distance telephone charges. Our equipment will send that message to our facilities through a Virtual Private Network, which is the equivalent of a channel or tunnel through the internet. This tunnel, or channel, isolates the signal from all other signals on the internet, offering a high degree of security and the maximum speed of transmission available. When the signal arrives at our facilities, it is routed through a Virtual Private Network to the desired location. To further enhance the speed and quality of the signal, our equipment located at customer sites, utilizes broad band fiber-optic lines. Broad band fiber-optics provide more lines to transmit data. Teleconferencing over the internet is typically handled by two fiber optic lines, one for voice and one for visual. We provide 23 lines to accomplish the same task. The result is a faster and higher quality transmission. We provide the communication devices at our customer's facilities and arranges for fiber-optic hookups. Since we are a bulk purchaser of fiber-optic services, we can arrange for these hook-ups at considerable savings.

         It is important to note that we will provide our services through the internet; however, the transmissions are not subject to losses in speed and reductions in quality experienced by systems carrying domestic traffic. There are providers of services similar to those we offer, currently operating in the United States. These companies, however, use what is referred to as "raw" internet access, which does not exclude local traffic, resulting in a significant loss in both speed and quality of transmission.


         In addition to providing low cost fiber-optic networks to clients at significantly less than their current leased line cost, we will be able to provide e-mail, Internet access, teleconferencing and unmetered phone calls (long distance) free of charge. Our revenues are generated from the service we provide to our clients through our switching units and our routing facilities. The principal advantage to those who use our system is the avoidance of long distance telephone charges between offices. We are able to price our services at approximately half the cost of a client's current long distance costs. We can do this because our overhead costs are so much lower than those of the large long distance carriers. Our costs consist primarily of equipment maintenance and personnel costs to monitor bandwith usage. We have no cost for long distance calls and the internet is free. We can easily accommodate customers by charging them half of what they have historically paid for long distance telephone services and in so doing, make a profit. We believe we have isolated a portion of the market presently being served by the large long distance telephone companies, and have reduced our overhead to a point where we can effectively compete with them in this market segment.


         We have made no expenditures for research and development during the past two fiscal years. No costs associated with the research and development of our system have been identified in our consolidated financial statements because research and development consisted solely of the time and effort spent by our president, Stephen P. North.

         We are pursuing a system whereby our customers will be able to make long distance calls via cellular phones through the network. These long distance calls will be charged to the client at local rates. This new service is anticipated to be available within the first year of consolidated operations. All customers using this new feature will not be restricted to the network allowing local calling. We anticipate within the foreseeable future that our system, or like systems owned by others, will be the only method used for long distance calling.

         We are not restricted to any industry or service sector in the business community. We have chosen to concentrate our activities in those areas, and to all companies, that currently use expensive leased telephone lines with restricted bandwidths. We do not believe that the present providers of such reduced bandwidth lines will be able to compete with us as the systems in place at those providers are not capable of the speeds and quality offered by us.

         Through our wholly owned subsidiary, Talkpoint Co. UK Limited, we have executed a contract that allows us access to the internet through XO Communications, one of the largest providers at favorable rates. In addition, we have executed an agreement with a fiber optic entity assuring the installation and availability of fiber optics to our clients world-wide. This contract was negotiated with favorable costs to us. With our hardware and software, in addition to our contractual arrangements for internet access and fiber optic installations, a complete package of our services can be offered world-wide.

         We intend to market our services, based on cost and quality of service, from the locations where existing customers have required the establishment of a Virtual Private Network owned by us. We have established an office in Costa Mesa, California and intend to employ a marketing representative, with inside knowledge of the leased line industry, to present our service capabilities to individual companies as well as participate in related trade shows and meetings where potential customers exist. This effort will be led by our Chairman and Chief Executive Officer, Sean P. Lewis, who will be relocating to the United States to oversee the world-wide operations.

COMPETITION


         The long distance telephone service industry is dominated by large business entities such as A.T.& T., Sprint, MCI Worldcom, Qwest and GTC. These companies are price sensitive and offer their services based primarily on price. Their prices depend upon their costs, which are currently being affected by the marketplace change from wire hook-ups to fiber optics.

         Several small businesses offer teleconferencing over the internet and others offer telephone service over the internet. These companies also rely on the local hook-up, either wire or fiber optics, presently existing at their customers' sites.

         We totally eliminate the need for a long distance carrier. We sell our products to business entities that use our services to communicate between their branch offices. This is a unique section of the marketplace that allows us to arrange for the installation of large fiber optic bundles to carry our clients' transmissions. Existing companies that offer telephone and teleconferencing services are limited, at best, to fiber optic hook-ups that include 2 fiber optic lines. We provide in excess of 20 lines to our customers. This increase in "bandwidth" allows for faster transmissions and thus eliminates dalays and "jerky images" that are the standard in the marketplace. Personal telephone usage, for individuals, is not a practical avenue for us to pursue. The cost to an individual for "broad bandwidth" could be prohibitive. If large companies with several branches decided to use "broad bandwidth" connections between their offices they could do so. However, they would have to continuously monitor the transmissions to insure that the utilization was effective and no loss of "bandwidth" occurred due to usage. We monitor the bandwidth of all of our customers, thus eliminating the need for additional staff and equipment.


         At present, we have not been able to identify any telecommunications or other entity that offers the same service configuration we offer. It is therefore not possible to make a comparison between the price for services offered by specific competitors. It is, in our opinion, reasonable to conclude that the savings to customers for long distance telephone calls, a portion of the service offered, far exceeds the cost for the full service we offer.

EMPLOYEES

         We are presently staffed by three directors, none of whom is presently being paid. The directors are Sean P. Lewis, Stephen P. North and David J. Clancy.

         Our wholly owned subsidiaries, InPurple Limited and Talkpoint Co. UK Limited, employ a total of 15 people in the United Kingdom.

         There are no collective bargaining agreements in place, nor unions in place, with us or any of our wholly owned subsidiaries, nor are any anticipated.

         We presently have no supplemental benefits or incentive arrangements in effect for our employees, other than Stephen P. North and Sean P. Lewis. We may, at a future date, explore incentive arrangements should such arrangements be deemed prudent by our directors. To that end we intend, at a future date, to establish a stock option plan of 37,500 shares of our common stock for such a program should it be implemented.

         Stephen P. North and Sean P. Lewis are covered by a medical reimbursement plan, through InPurple, Inc. in the United States and consistent with IRS regulations, that provides for the reimbursement of medical expenses not covered by their personal insurance. The limit on the plan is $10,000 per year for their immediate family. This plan could be made available to our future employees in the United States should they meet the criteria specified in the Internal Revenue Code.

         Mr. North and Mr. Lewis have also received stock options exercisable over the next three calendar years. Each has received options to purchase up to 20,000 shares of stock in years two (January 1, 2002 to December 31, 2002) and three (January 1, 2003 to December 31, 2003) should they meet specific profit objectives of the InPurple. In year two, if our profits increase by at least $500,000 over year one, then each of the individuals shall have the right to purchase up to 20,000 shares at the lesser of the initial offering price ($5.00) or the ask price at the close of business on the last trading day of year two. Should our profits increase by at least $500,000 in year three over year two, a like arrangement is provided for that year. We have set aside a total of 80,000 shares to cover these option agreements.

         Mr. North and Mr. Lewis have also been awarded a conditional bonus program contingent upon our profit performance. The program is in effect over the first three years of our operations. There is no provision for a bonus at the end of year one. If our profits increase by at least $500,000 over year one at the end of year two, then and only then are Mr. Lewis and Mr. North eligible to receive a bonus of $50,000 each or 5% of the increase, whichever is larger. The same provision is in effect for year three.

PATENTS

         We are in the process of applying for patents to protect our intellectual property through the law offices of William G. Lane, Esq. in Irvine, California. However, since this process has only just commenced, there can be no assurances as to when or if any patents will ever be issued. No patent applications have been filed to date. The patents we are pursuing consist of hardware and software configurations that will allow a telephonic signal to be routed from a local telephone line through our black box, over the internet to our switching station, and on to the intended receiver's black box, without utilizing long distance telephonic carriers other than the internet.

PROPERTIES

         We have leased an executive office in Orange County, California which is located at 600 Anton Boulevard, Plaza Tower, 11th Floor, Costa Mesa, California 92626. This office will serve temporarily as our headquarters. Subsequent to the offering and relocation of Sean P. Lewis to the United States, we anticipate moving to other facilities that will accommodate both administrative and manufacturing facilities. It is anticipated that these facilities will also be located in the Orange County area of Southern California as its proximity to Los Angeles and San Diego Counties is ideal to our marketing plans. Talkpoint Co. UK Limited will continue its operations that are targeted primarily to the European markets.

         One of our wholly owned subsidiaries, Talkpoint Co. UK Limited, occupies leased facilities in the United Kingdom of approximately 10,000 square feet, where it houses its staff and electronic equipment.

LEGAL

         To the best of the knowledge of our management, there are no legal matters in process or pending to which we are a party.

REPORTS TO SECURITY HOLDERS

         Concurrent with the registration of this prospectus with the Securities and Exchange Commission, we will be required to furnish annual (10-KSB) and quarterly (10-QSB) reports which will be made available to our shareholders. Annual reports will include certified financial statements. Other reports may be required dependent upon our activities. Such reports could include Form
8-K's to disclose relevant information regarding our status.

         The public may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site (http://www.sec.gov). Our Internet site is "www.inpurple.com"

                                   MANAGEMENT

OFFICERS

         Sean P. Lewis
         Chairman, Chief Executive Officer and Secretary
         InPurple, Inc.
         600 Anton Boulevard
         Plaza Tower
         11th Floor
         Costa Mesa, California 92626

         Stephen P. North
         President, Chief Operating Officer and Treasurer
         InPurple, Inc.
         c/o InPurple Ltd.
         Unit 6
         Silverglade Business Park
         Leatherhead Road
         Chessington
         Surrey Kt9 2QL
         United Kingdom

DIRECTORS

         Sean P. Lewis, Chairman of the Board
         Stephen P. North, Director
         David J. Clancy

EXPERIENCE AND QUALIFICATIONS


Sean P. Lewis
         Age 35
         Chairman of the Board of Directors,
         Chief Executive Officer and Secretary

         InPurple, Inc.
         600 Anton Boulevard
         Plaza Tower
         11th Floor
         Costa Mesa, CA 92626
         (714) 371-4034 (voice)
         (714) 371-4001 (fax)

         EMPLOYMENT HISTORY

         2000 to present            Small Business investor.

         1984 to 2000               Worked in the financial markets as a trader based
                                    in the United Kingdom; however is not a member of
                                    NASD or affiliated with an NASD licensed entity.

         1984 to 1986               Trading assistant for Merrill Lynch, worked on
                                    Commodity and bullion desk.

         1986 to 1989               Bullion Option Trader on OTC and Comex for
                                    J. P. Morgan.

         1989 to 1990               FX Operations trader for Republic National Bank.

         1990 to 1992               Senior FX Options trader Union Bank of Switzerland.

         1992 to 1997               Director and Head of London FX Options for First
                                    Boston of London.

         Mr. Lewis is responsible for the overall business of InPurple and will direct its sales, marketing, and financial operations from the United States.

         EDUCATION

         Two "A" levels, Seven "O" levels, SFA Reg for the past 10 years in the United Kingdom.

Stephen P. North
         Age 32
         President, Chief Operating Officer and Treasurer
         Director
         InPurple, Inc.
         c/o InPurple Ltd.
         Unit 6
         Silverglade Business Park
         Leatherhead Road
         Chessington
         Surrey Kt9 2QL
         United Kingdom

         EMPLOYMENT HISTORY


         1998 to Present            Director of Talkpoint Co. UK Limited,
                                    responsible for design, specification and
                                    delivery of bespoke data and telecom
                                    solutions, including Wide Area networking
                                    for various clients including Banks and
                                    other Blue Chip organizations. Clients
                                    include Guinness Great Britain, United
                                    Colors of Benetton (world headquarters), the
                                    National Health Service, Alcater Telecom,
                                    Colgate Palmolive, Bank of East Asia, among
                                    others. Responsible for all business
                                    management, product sales, maintenance,
                                    support and logistics management. Interface
                                    with various levels of client staff and
                                    management to board level. Staff recruitment
                                    and training, marketing and company
                                    evolution. Installed first

                                    commercial DECT solution, first dial up networking
                                    solution for the IBM AS400 mainframe, first point to
                                    point microwave integrated voice and data network.

         1992 to 1998               Proprietor of Talkpoint Communications. Further
                                    qualified after leaving British Telecommunications
                                    by specific manufacturer training courses to design
                                    and implement analogue and digital communications
                                    solutions. Manufacturer approvals include Alcatel
                                    Telecom, Tie Communications, Ascom PSD, Panasonic,
                                    Philips, RW Data Cabling Sciences and GPT (Plessey)
                                    Telecommunications.

         EDUCATION

         Qualified to British Technical Education Council standards National Diploma in Technology, also 7 GCE "O" levels.

         Mr. North is responsible for the technical development and design of InPurple's products. In addition, he is responsible for the sales and marketing of the products in the United Kingdom and Europe, in conjunction with the Chairman of the Board, Sean P. Lewis.

David J. Clancy
         Age 61
         Director

         InPurple,Inc.
         600 Anton Boulevard
         Plaza Tower
         11th Floor
         Costa Mesa, CA 92626
         (714) 371-4034 (voice)
         (714) 371-4001 (fax)

         EMPLOYMENT HISTORY

         1981 to present            Founder and President, Charles Russell & Meredith
                                    an International financial consulting firm

         1976 to 1981               Corporate Controller, Davis Walker Corporation
                                    responsible for accounting, data processing, and
                                    acquisitions for 13 plants located in the U.S. and Canada

         1974 to 1976               Vice President of Finance, CFI Memories responsible for
                                    accounting and data processing activities.

         1972 to 1974               Management Consultant Coopers & Lybrand designed
                                    accounting systems, performed investigations for the
                                    Los Angeles County Grand Jury.

         Mr. Clancy serves in an advisory capacity with an emphasis on the financial and business plan implementation in the United States.

         Mr. Clancy is a former member of The Jonathan Club, The California Club, The Orange County Chamber of Commerce, The University Club, and was listed in Who's Who in Finance in the United States.

         EDUCATION

         Mr. Clancy has an MBA degree from Pepperdine University. His undergraduate studies include Medicine and Business Administration with a major in Accounting.

         OTHER

         Mr. Clancy was honorably discharged from the United States Navy Air in 1968 where he served as a Plane Captain involved in Anti Submarine Warfare. He is a lifetime member of the American Quarter Horse Association.

                           SUMMARY COMPENSATION TABLE


Name               Fiscal                                     Other
and                 Year                                      Annual     All other
Principal          Ended                                      Compen-    Compen-      Stock
Position          June 30     Salary ($)       Bonus($)       sation     sation       Options
-----------------------------------------------------------------------------------------------
S. P. North (1)
President           2001       152,000 (a)      none           none (b)    none(c)      none
                    2000       100,000          none           none        none         none
                    1999       100,000          none           none        none         none

S. P. Lewis         2001        52,000 (a)
CEO                 2000       none             none           none (b)    none(c)      none
                    1999       none



(1) Prior to the founding of InPurple, Inc., Mr. North was paid from profit distributions from Talkpoint Co. UK Limited. His approximate earnings for the past three years averaged $100,000 per year.


(a) The executive officers of InPurple, Inc. have elected to defer the starting date of their employment agreements until after the completion of this offering. No compensation is being or has been accrued for any officers. In addition, Mr. North did not receive any compensation for the fiscal years ended June 30, 2001 and 2000. The estimated fair value of these services were $204,000 and $100,000 for the years ended June 30, 2001 and 2000. These costs were reported as salaries and employee benefits in the consolidated statements of operations and as additional paid-in capital in the consolidated statement of shareholders' equity. After this offering, it is intended that Mr. North and Mr. Lewis will each be paid $125,000 per year. Please refer to the following discussion of employee benefits for details of the compensation packages to be provided to Mr. North and Mr. Lewis.


(b) A provision has been made to furnish a car allowance of $1,000 per month after this offering has been completed.

(c) Subsequent to this offering a medical reimbursement program will take effect whereby medical expenses not covered by the individual's personal medical insurance will be reimbursed up to a maximum of $10,000 per family.

                                EMPLOYEE BENEFITS

         We presently have no supplemental benefits or incentive arrangements in effect for our employees, other than Stephen P. North and Sean P. Lewis. We may, at a future date, explore incentive arrangements should such arrangements be deemed prudent by our directors. To that end we intend, at a future date, to establish a stock option plan of 37,500 shares of our common stock for such a program should it be implemented.

         Stephen P. North and Sean P. Lewis have been awarded a medical reimbursement plan, consistent with IRS regulations, that provides for the reimbursement of medical expenses not covered by their personal insurance. The limit on the plan is $10,000 per year for their immediate family. This plan could be made available to our future employees should they meet the criteria specified in the Internal Revenue Code. This benefit is to commence upon the completion of this offering.

         Mr. North and Mr. Lewis have also been awarded stock options exercisable over the next three years. Each has received options to purchase up to 20,000 shares of stock each in years two and three should they meet our specific profit objectives. In year two, if our profits increase by at least $500,000 over year one, then each of the individuals shall have the right to purchase up to 20,000 shares at the lesser of the initial offering price ($5.00) or the ask price at the close of business on the last trading day of year two. Should our profits increase by at least $500,000 in year three over year two, a like arrangement is provided for that year. We have set aside a total of 80,000 shares to cover these option agreements. These benefit are to commence upon the completion of this offering.

         Mr. North and Mr. Lewis have also been awarded a conditional bonus program contingent upon our profit performance. The program is in effect over the first three years of our operations. There is no provision for a bonus at the end of year one. If we increase our profits by at least $500,000 over year one at the end of year two, then and only then are Mr. Lewis and Mr. North eligible to receive a bonus of $50,000 each or 5% of the increase, whichever is larger. The same provision is in effect for year three. This benefit is to commence upon the completion of this offering.

         We have adopted a compensation and incentive plan for our President and CEO contingent upon the completion of this offering. A copy of the resolution is as follows:

         RESOLVED, That this corporation shall compensate its existing officers (Stephen North and Sean P. Lewis) as follows for the first three years.

         STEPHEN P. NORTH: (FIRST YEAR)
         Base salary,                       $125,000 per year
         Automobile allowance               $ 1,000 per month
         Family medical expenses            (consistent with the plan adopted herein)
         Bonus:                             none
         Stock options                      none
         Severance pay                      $250,000

         STEPHEN P. NORTH: (SECOND YEAR)
         Base salary, the greater of        $125,000 per year or
                                            $200,000 per year if profits increase at least

                                            10% over the previous year provided that
                                            10% of the increase in profits is greater
                                            than $300,000.

         Automobile allowance               $ 1,000 per month
         Family medical expenses            (consistent with the plan adopted herein)
         Bonus:                             should the profits of this corporation
                                            increase by more than $500,000 over the
                                            previous first year a bonus of $50,000
                                            or five percent (5%) of the increase in
                                            profits shall be paid, whichever is
                                            greater.

         Stock options                      should the profits of this corporation
                                            increase by more than $500,000 over the
                                            previous first year an option to purchase
                                            20,000 shares shall be granted at an
                                            exercise price equal to the lesser of
                                            the initial offering price or the price
                                            bid for the shares on the last day of
                                            this corporations fiscal year end.

         Severance pay                      $250,000


STEPHEN P. NORTH: (THIRD YEAR)
         Base salary, the greater of        $125,000 per year
                                            or $250,000 per year if profits increase
                                            at least 10% over the previous second
                                            year, provided that 10% of the increase
                                            in profits is greater than $300,000.

         Automobile allowance               $ 1,000 per month
         Family medical expenses            (consistent with the plan adopted herein)
         Bonus:                             should the profits of this corporation
                                            increase by more than $500,000 over the
                                            previous second year, a bonus of $50,000
                                            or five percent (5%) of the increase in
                                            profits shall be paid, whichever is
                                            greater.


         Stock options                      should the profits of this corporation
                                            increase by more than $500,000 over the
                                            previous second year, a option to
                                            purchase 20,000 shares shall be granted
                                            at an exercise price equal to the lesser
                                            of the initial offering price or the
                                            price bid for the shares on the last day
                                            of this corporation's fiscal year end.

         Severance pay                      $250,000

         SEAN P. LEWIS (FIRST YEAR)

         Base salary                        $125,000 per year
         Automobile allowance               $ 1,000 per month
         Family medical expenses            (consistent with the plan adopted herein)
         Bonus:                             none
         Stock options                      none
         Severance pay                      $250,000

         SEAN P. LEWIS (SECOND YEAR)

         Base salary, the greater of        $125,000 per year or
                                            $200,000 per year if profits increase
                                            at least 10% over the previous year,
                                            provided that 10% of the increase in
                                            profits is greater than $300,000.

         Automobile allowance               $ 1,000 per month
         Family medical expenses            (consistent with the plan adopted herein)
         Bonus:                             should the profits of this corporation
                                            increase by more than $500,000 over the
                                            previous first year, a bonus of $50,000
                                            or five percent (5%) of the increase in
                                            profits shall be paid, whichever is
                                            greater.

         Stock options                      should the profits of this corporation
                                            increase by more than $500,000 over the
                                            previous first year, an option to purchase
                                            20,000 shares shall be granted at an
                                            exercise price equal to the lesser of
                                            the initial offering price or the price
                                            bid for the shares on the last day of
                                            this corporation's fiscal year end.

         Severance pay                      $250,000


SEAN P. LEWIS  (THIRD YEAR)

         Base salary, the greater of        $125,000 per year or
                                            $250,000 per year if profits increase
                                            at least 10% over the previous second
                                            year, provided that 10% of the increase
                                            in profits is greater than $300,000.

         Automobile allowance               $ 1,000 per month
         Family medical expenses            (consistent with the plan adopted herein)

         Bonus:                             should the profits of this corporation
                                            increase by more than $500,000 over the
                                            previous second year, a bonus of $50,000
                                            or five percent (5%) of the increase in
                                            profits shall be paid, whichever is
                                            greater.

         Stock options                      should the profits of this corporation
                                            increase by more than $500,000 over the
                                            previous second year, an option to
                                            purchase 20,000 shares shall be granted
                                            at an exercise price equal to the lesser
                                            of the initial offering price or the
                                            price bid for the shares on the last day
                                            of this corporation's fiscal year end.

         Severance pay                      $250,000

                              CERTAIN TRANSACTIONS


         We have no existing or proposed material interests or transactions with any of our subsidiaries and any of our directors or officers outside the ordinary course of our business, except as provided herein. We acquired InPurple Limited and Talkpoint Co. UK Limited as of April 30, 2001 from Stephen P. North and one minority shareholder for $10,000 cash and 700,001 shares of our common stock. For purposes of this transaction, our shares were valued at $8,750 or $0.125 per share, the same value assigned to the initial stock sale upon our incorporation. The net book value of the acquired companies was $(190,767), resulting in a deemed distribution and offsetting credit to additional paid-in capital of $199,517.



         Since their inception, InPurple, Inc. and InPurple Limited have borrowed funds from various individuals to finance operations, pending completion of this offering. These individuals are primarily friends, associates and relatives (not immediate family members) of our principal shareholders, Stephen P. North and Sean P. Lewis, as well as employees of the company. These advances do not bear any stated interest rate, and there is no maturity date. These notes totaled $867,529 at September 30, 2001. We intend to use a portion of the proceeds of this offering to repay these loans, but there can be no assurances that we will raise sufficient funds to do so.



         We have the power and authority under Delaware law to indemnify our directors, officers and agents against certain liabilities and expenses incurred in the performance of their duties. Rights of indemnification are provided in our articles of incorporation and bylaws. Indemnification may not be made, however, with respect to liability incurred in connection with gross negligence, willful misconduct and criminal acts. It is our intention that our officers, directors and agents be indemnified to the fullest extent permitted by applicable law, and toward that end we intend to enter into indemnity agreements with each of our officers and directors in the near future.



         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



         It is anticipated that our directors and executive officers, and the companies with which they are associated, will continue to have transactions with us in the ordinary course of their business. It is the firm intention of our management that any transactions involving any of our directors or executive officers be made in accordance with applicable law, on substantially the same terms as those prevailing at the time for comparable transactions with other persons who are not involved with us.


                             PRINCIPAL SHAREHOLDERS

         The only shareholders of InPurple, Inc. who currently own 5% or more of our issued and outstanding shares are Sean P. Lewis and Stephen P. North. Their ownership positions are described in the following table:


                                                                            Percentage of     Percentage of
                                      Average                               Total             Total
                         Class of     Price per     Number of Shares        Pre-Offering      Post-Offering
                         Shares       Share         Presently held          Shares            Shares (1)
                         ------       -----         --------------          ------            ----------

Stephen P. North         Common      $0.0125           1,200,000               80%               63%

Sean P. Lewis            Common      $0.0125             300,000               20%               16%

(1)      Assumes the sale of the maximum of 400,000 shares.


         On April 28, 2001, Stephen P. North sold his interest in both InPurple Limited and Talkpoint Co. UK Limited for cash and an additional 700,000 shares of common stock.

         The number of shares beneficially owned by all Officers and Directors as a group (3 in number):

         Before offering: 1,500,000 shares (99.9 % of total outstanding)

         After offering (assuming the sale of 400,000 shares): 1,500,001 shares (79% of total outstanding)

                                     EXPERTS

         The consolidated balance sheet of InPurple, Inc. and its subsidiaries as of June 30, 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the two years in the period then ended, have been audited by Vavrinek, Trine, Day & Co., LLP and are included in this prospectus, beginning at page F-1.

                                  LEGAL MATTERS


         There is no past, pending, or threatened litigation, or administrative action to which InPurple, Inc., its officers, directors or key personnel are a party. The validity of the shares of common stock issued by us and certain other matters will be passed upon by the law firm of Knecht & Hansen, Newport Beach, California.


                              AVAILABLE INFORMATION

         You should rely only on the information contained in this prospectus. We have not authorized anyone to give any information or to make any representations, other that as contained in this prospectus, in connection with the offer contained in this prospectus. If anyone give you any information or makes any representation in connection with this offer, you should not rely on it as information that we have authorized. We are offering to sell and seeking offers to buy, shares of our securities only in the states and jurisdictions where offers and sales are permitted.

                            INPURPLE, INC. AND SUBSIDIARIES
                                   SEPTEMBER 30, 2001


                               FINANCIAL STATEMENT INDEX


                                                                            PAGE
Audited Financial Statements                                                ----
          Independent Auditor's Report.....................................  F-1
          Consolidated Balance Sheet at  June 30, 2001.....................  F-2
          Consolidated Statements of Operations for the Years
             Ended June 30, 2001 and 2000..................................  F-3
          Consolidated Statements of  Shareholders' Equity for the Years
             Ended June 30, 2001 and 2000..................................  F-4
          Consolidated Statements of Cash Flows for the Years
             Ended June 30, 2001 and 2000..................................  F-5
          Notes to Consolidated Financial Statements.......................  F-6

Unaudited Interim Financial Statements

          Condensed Consolidated Balance Sheets at September 30, 2001 and
             June 30, 2001................................................. F-11
          Condensed Consolidated Statements of Operations for the Three
             Months Ended September 30, 2001 and 2000...................... F-12
          Condensed Consolidated Statements of Shareholders' Equity from
             July 1, 2000 through September 30, 2001....................... F-13
          Condensed Consolidated Statements of Cash Flows for the Three
             Months Ended September 30, 2001 and 2000...................... F-14
          Notes to Consolidated Financial Statements....................... F-17

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders of
InPurple, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of InPurple, Inc. and Subsidiaries as of June 30, 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InPurple, Inc. and Subsidiaries as of June 30, 2001, and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Parent Company and one of its Subsidiaries have been in the development stage since their inception. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.


VAVRINEK, TRINE, DAY & CO., LLP


Laguna Hills, California
August 3, 2001

                         INPURPLE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2001



                                              ASSETS
Current Assets
   Cash                                                                                               $     90,197
   Accounts receivable, less $4,949 allowance for doubtful accounts                                        134,958
   Inventory                                                                                                29,331
                                                                                                      -------------
                                                         Total Current Assets                              254,486
Premises and Equipment
  Leasehold improvements                                                                                   124,076
  Furniture and equipment                                                                                  197,836
  Vehicles                                                                                                  55,626
                                                                                                      -------------
                                                                                                           377,538
  Less accumulated depreciation                                                                            (56,100)
                                                                                                      -------------
                                                   Net Premises and Equipment                              321,438
Other Assets                                                                                               200,266
                                                                                                      -------------
                                                                                                      $    776,190
                                                                                                      -------------
                                                                                                      -------------
                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued expenses                                                               $    277,698
  Payroll and sales taxes payable                                                                           65,182
  Notes payable - others                                                                                   725,057
  Other short-term borrowings                                                                               54,174
                                                                                                      -------------
                                                    Total Current Liabilities                            1,122,111
Long term debt - Debentures                                                                                142,128
                                                                                                      -------------
                                                            Total Liabilities                            1,264,239

Commitments and Contingencies - Note 7                                                                           -

Shareholders' Equity
  Common Stock, par value $0.001 per share; 2,500,000 shares
   authorized; 1,500,001 issued and outstanding                                                              1,500
  Additional paid-in-capital                                                                               770,724
  Accumulated deficit                                                                                   (1,275,104)
  Accumulated other comprehensive income                                                                    14,831
                                                                                                      -------------
                                                                                                          (488,049)
                                                                                                      -------------

                                                                                                      $    776,190
                                                                                                      -------------
                                                                                                      -------------


The accompanying notes are an integral part of these financial statements.

                         INPURPLE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 2001 AND 2000


                                                                                       2001                 2000
                                                                                   ------------         ------------

Sales                                                                              $  1,022,087         $  1,049,444
Costs of Good Sold                                                                      498,606              530,956
                                                                                   ------------         ------------
                                                        Gross Profit                    523,481              518,488
Administrative Expenses
  Salaries and employee benefits                                                        708,425              337,033
  Consultants                                                                           153,920                4,007
  Advertising                                                                           126,156               11,129
  Automobile expenses                                                                    58,821               36,913
  Rent                                                                                   51,289                7,812
  Legal and accounting                                                                   73,006                8,995
  Telephone                                                                              31,473               18,994
  Depreciation                                                                           28,351               17,865
  Printing, postage and stationary                                                       16,472                8,415
  Interest expense                                                                       94,099                3,391
  Other expenses                                                                         84,922               26,807
                                                                                   ------------         ------------
                                       Total Administrative Expenses                  1,426,934              481,363
                                                                                   ------------         ------------

                                   Income (Loss) Before Income Taxes                   (903,453)              37,125

Provision for Income Taxes                                                                9,967               29,126
                                                                                   ------------         ------------

                                                    NET INCOME (LOSS)              $   (913,420)        $      7,999
                                                                                   ------------         ------------
                                                                                   ------------         ------------


Earnings (Loss) Per Share - Basic                                                  $      (0.96)        $       0.01


The accompanying notes are an integral part of these financial statements.

                         INPURPLE, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 2001 AND 2000


                                                                                                   Accumulated
                                              Common Stock          Additional                        Other
                                         ----------------------      Paid-in                      Comprehensive
                                           Shares        Amount       Capital        Deficit           Income           Total
                                         ---------      --------    ----------    ------------    --------------     ----------
BALANCE AT JULY 1, 1999                    700,001       $  700      $ 199,524    $  (208,345)        $ (1,300)      $   (9,421)
Dividends                                                                             (90,838)                          (90,838)
Fair value of services
  provided by shareholders                                             100,000                                          100,000

   COMPREHENSIVE INCOME
Net Income                                                                              7,999                             7,999
Foreign currency translation loss                                                                       (1,001)          (1,001)
                                                                                                                     -----------
  TOTAL COMPREHENSIVE INCOME                                                                                         $    6,998
                                                                                                                     -----------
                                                                                                                     -----------

                                         ---------       -------     ---------    ------------        --------       -----------
BALANCE AT JUNE 30, 2000                   700,001          700        299,524       (291,184)          (2,301)           6,739
Dividends                                                                             (70,500)                          (70,500)
Stock sale                                 800,000          800          9,200                                           10,000
Additional Capital Contribution                                         45,000                                           45,000
Fair value of services
  provided by shareholders                                             204,000                                          204,000

Beneficial conversion
  feature of debenture                                                 213,000                                          213,000

   COMPREHENSIVE INCOME
Net loss                                                                             (913,420)                         (913,420)
Foreign currency translation gain                                                                       17,132           17,132
                                                                                                                     -----------
  TOTAL COMPREHENSIVE INCOME                                                                                         $ (896,288)
                                                                                                                     -----------
                                                                                                                     -----------

                                         ---------       -------     ---------    ------------        --------       -----------

BALANCE AT JUNE 30, 2001                 1,500,001       $ 1,500     $ 770,724    $(1,275,104)        $ 14,831       $ (488,049)
                                         ---------       -------     ---------    ------------        --------       -----------
                                         ---------       -------     ---------     -----------        --------       -----------


The accompanying notes are an integral part of these financial statements.

                         INPURPLE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 2001 AND 2000


                                                                                     2001               2000
                                                                                  -----------        -----------
OPERATING ACTIVITIES
  Net Income (Loss)                                                               $ (913,420)         $   7,999
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
      Depreciation and amortization                                                   28,351             17,865
      Contributed services reported as salaries                                      204,000            100,000
      Amortization of discount on debentures                                          84,000                  -
      Foreign currency adjustments                                                    17,132             (1,001)
      (Increase) decrease in accounts receivable                                      70,467            (66,181)
      (Increase) decrease in inventory                                               (18,843)             2,714
      (Increase) decrease in other assets                                            (71,266)                 -
      Increase (decrease) in accounts payable
        and accrued expenses                                                         133,646             16,304
      Increase (decrease) in other liabilities                                        10,113             23,356
                                                                                  -----------         ----------
                                               CASH USED BY OPERATIONS              (455,820)           101,056

INVESTING ACTIVITIES
  Equipment and Other Asset Purchases                                               (300,266)           (17,885)
                                                                                  -----------         ----------

                                    CASH USED BY INVESTMENT ACTIVITIES              (300,266)           (17,885)

FINANCING ACTIVITIES
  Proceeds from other borrowings                                                     707,329             17,728
  Proceeds from issuance of debentures                                               142,128                  -
  Net change in other short-term borrowings                                          (11,675)            13,940
  Initial Sale of Stock and Capital Contributions                                     55,000                  -
  Dividends                                                                          (70,500)           (90,838)
                                                                                  -----------         ----------

                                 CASH PROVIDED BY FINANCING ACTIVITIES               822,282            (59,170)
                                                                                  -----------         ----------

                                                  NET INCREASE IN CASH                66,196             24,001

                                           CASH AT BEGINNING OF PERIOD                24,001                  -
                                                                                  -----------         ----------

                                                 CASH AT END OF PERIOD            $   90,197          $  24,001
                                                                                  -----------         ----------
                                                                                  -----------         ----------
Supplemental Disclosure of Cash Flow Information:
  Interest paid                                                                   $    6,599          $   3,391
  Income taxes paid                                                               $        -          $       -


The accompanying notes are an integral part of these financial statements.

                         INPURPLE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

DESCRIPTION OF BUSINESS - InPurple Inc. was incorporated under the laws of the state of Delaware in the United States of America on January 9, 2001. InPurple Limited, a wholly owned subsidiary of InPurple Inc. was incorporated under the laws and regulations of the United Kingdom on April 12, 2000. InPurple Inc. and InPurple Limited are development stage enterprises as discussed in Note 2 - Development Stage Operations.

Talkpoint Co., Ltd., a wholly owned subsidiary of InPurple, Inc., was incorporated under the laws and regulations of the United Kingdom on September 6, 1998. Talkpoint Co., Ltd's principal activity is the sale and installation of telephone systems and data cabling. See Note 3 - Business Segment Information for summarized results of operations for this business segment.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the InPurple, Inc. and its wholly owned subsidiaries, InPurple Limited and Talkpoint Co., Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

InPurple Limited and Talkpoint Co., Ltd. were acquired by InPurple, Inc. on April 30, 2001 for $10,000 in cash and 700,001 shares of the common stock of InPurple, Inc. Since the acquired companies were under common control the acquisition was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. The consolidated financial statements give retroactive effect to the reorganization transaction. The excess of the of the fair value of the 700,001 shares was recorded as a deemed distribution to the controlling shareholder of InPurple, Inc. with a related credit to additional paid-in capital. For purposes of this transaction, the shares of InPurple, Inc. were valued at $8,750 or $0.125 per share, the same value assigned to the initial stock sale. The net book value of the acquired companies was $(190,767) resulting in a deemed distribution and offsetting credit to additional paid-in capital of $199,517.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include amounts on deposit with financial institutions.

ACCOUNTS RECEIVABLE - Accounts receivable are stated net of allowances for doubtful accounts.

INVENTORIES - Inventories are valued at the lower cost or market using the first-in, first-out (FIFO) method.

PROPERTY AND DEPRECIATION - Property, plant and equipment are carried at cost and depreciated primarily on a straight-line basis over their estimated useful lives. Useful lives range from 20 to 50 years for buildings and improvements and from three to 17 years for machinery and equipment.

DEFERRED INCOME TAXES - Deferred income taxes are provided for temporary differences between financial and tax reporting in accordance with the liability method under the provisions of Statements of Financial Accounts Standards (SFAS) No. 109, "ACCOUNTING FOR INCOME TAXES".


REVENUE RECOGNITION - The primary source of revenue reported by Company in the years ended June 30, 2001 and 2000 was from the sale and installation of telephone systems and data cabling by Talkpoint Co., Ltd. Revenues from these activities are recognized when the system has been installed, tested and accepted by the customer. The Company also receives revenue from support services provided primarily to previously installed systems and revenue from providing switching units and routing facilities. Revenues from these services are recognized ratably over the time period the services are provided. Revenue from support services and providing switching units and routing facilities represent less than ten percent of total revenue.

NET LOSS PER SHARE - Basic net loss per share has been computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per common share since the Company has a simple capital structure with only common stock outstanding.

ADVERTISING COSTS - In accordance with the SOP No. 93-7, "REPORTING ON ADVERTISING COSTS", the Company expenses all advertising expenditures as incurred.


CONTRIBUTED SERVICES - The executive officers of the parent company have elected to defer the starting date of their employment agreements until after the completion of the proposed public offering. In addition, the president of Talkpoint Co., Ltd. did not receive any compensation for the years ended
June 30, 2001 and 2000. The estimated fair value of these services were $204,000 and $100,000 for the years ended June 30, 2001 and 2000, respectively. These costs were reported as salaries and employee benefits in the consolidated statements of operations and as additional paid-in capital in the consolidated statement of shareholders' equity.


FOREIGN CURRENCY TRANSLATION - Assets and liabilities of the Company's foreign subsidiaries are translated at current exchange rates, while income and expense are translated at average rates for the period.

Translation gains and losses are reported as a component of accumulated other comprehensive income in common shareholders' equity.
FAIR VALUE OF FINANCIAL INSTRUMENTS - As of June 30, 2001 and 2000, the fair value of the Company's financial instruments approximates cost.

SEGMENT REPORTING - The Company reports segments consistent with the way management assesses segment performance.

USE OF ESTIMATES - Use of estimates and assumptions are made by management in the preparation of the financial statements in conformity with generally accepted accounting principles that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2 - DEVELOPMENT STAGE OPERATIONS


The parent company, InPurple, Inc. and its wholly owned subsidiary, InPurple Limited are development stage enterprises. They were formed to develop a business to business company offering national and international telephony services such as voice communication, teleconferencing, e-mail and Internet communication. Operation since inception were securing a management team, developing a strategic plan, perfecting patents on its intellectual property, preparing the necessary forms and documents to raise capital and acquiring offices, staff and equipment necessary for the business operations.



Included in the consolidated loss for the year ended June 30, 2001 was $848,854 in losses incurred since inception in development stage operations from InPurple Inc. and InPurple Limited. The Company expects to continue to incur significant operating losses and to generate negative cash flow while it completes installation of its offices and develops its customer base. The Company's ability to eliminate operational losses and to generate positive cash flow from operations will depend upon a variety of factors, many of which it is unable to control. These factors include: (1) the cost to equip and staff its facilities,
(2) changes in technology, (3) the level of demand for its services, (4) competitive products and services and (5) general economic conditions.

NOTE 3 - BUSINESS SEGMENT INFORMATION

The Company has two business segments, the development stage operations discussed in Note 2 and the sale and installation of telephone systems and data cabling segment. The accounting polices of the segment are the same as those described in the summary of significant accounting policies. These segments operate in the United States of America (US) and the United Kingdom (UK). The following is a summary of condensed operating results and other selected financial information by segment and geographic location as of June 30, 2001 and for the year then ended:


                                          Telephone             Development Stage
                                           Systems     ------------------------------------
    Statement of Operations                  U.K.         U.K.         U.S.         Total      Consolidated
----------------------------------       ----------    ---------    ---------    ----------    ------------
Sales                                    $1,022,087    $       -    $       -    $        -    $  1,022,087
Cost of goods sold                          498,606                                       -         498,606
                                         ----------    ---------    ---------    ----------    ------------
                      Gross Profit          523,481            -            -             -         523,481
Salaries and employee benefits              339,891       368,534           -       368,534         708,425
Consultants                                  13,183       120,337      20,400       140,737         153,920
Advertising                                  16,639       109,517           -       109,517         126,156
Depreciation                                 20,886         7,465           -         7,465          28,351
Interest expense                              5,024        89,075           -        89,075          94,099
Other expenses and taxes                    192,424       121,594      11,932       133,526         325,950
                                         ----------    ---------    ---------    ----------    ------------

                  Net Income(Loss)       $  (64,566)   $ (816,522)  $ (32,332)   $ (848,854)   $   (913,420)
                                         ----------    ---------    ---------    ----------    ------------
                                         ----------    ---------    ---------    ----------    ------------

        Balance Sheet Data
----------------------------------

Inventory                                $   29,331    $       -    $       -    $       -     $     29,331
Premises and Equipment, net                  37,271       284,167           -        284,167        321,438
Total Assets                                219,126       557,064           -        557,064        776,190
Shareholders' Equity                        (18,535)     (482,202)     12,688       (469,514)      (488,049)


As of June 30, 2000 and for the year then ended, the only operating segment present in the Company was the sale and installation of telephone systems and data cabling segment. Accordingly, no separate segment information is reported for those periods.

NOTE 4 - INCOME TAXES

The provision for income taxes of $9,967 and $29,126, for the years ended June 30, 2001 and 2000, respectively, is the taxes currently payable to the United Kingdom for the profits of Talkpoint Co., Ltd. The Company does not currently file consolidated returns so no current benefit was realized for the operating losses of InPurple, Inc. and InPurple Limited.

The following is a summary of net deferred taxes as of June 30, 2001:

                                                   Amount
                                                  --------
Deferred Tax Assets:
  Net operating loss carryforwards:
    United States of America (US)                 $  12,000
    United Kingdom (UK)                             189,000
  Other asset and liabilities                         2,000

Deferred Tax Liabilities:
  Translation gains                                  (6,000)

Valuation allowance                                (197,000)
                                                  ----------

              NET DEFERRED TAX ASSETS             $       -
                                                  ----------
                                                  ----------

The Company has established a valuation allowance since realization of the net operating loss carryforwards are dependent on future operating income which is not assured.

The Company has net operating loss carryforwards of approximately $32,000 for US purposes which expires in 2021. The net operating loss carryforwards for UK purpose are approximately $628,000 and do not expire but are subject to limitations based on business continuity.

NOTE 5 - NOTES PAYABLE - OTHERS

The Company has borrowed funds from various individuals to finance its operations pending completion of its proposed stock offering. These individuals are primarily friends and family members of the existing stockholders as well as employees. These advances do not bear any stated interest rate nor is there a written due date. It is the Company's intent to repay these advances with funds from the proposed public offering which is anticipated to close in the third quarter of 2001.

NOTE 6 - DEBENTURES


The Company issued debentures on January 9, 2001 totaling $142,128. The debentures are subordinated to all other debts of the Company, mature January 9, 2002 and bear interest payable quarterly at 7%. The debentures are convertible, at the election of the holder, into common stock of the Company at 40% of the offering price in the proposed public offering.



The Company estimates all debentures will be converted to common stock resulting in a total beneficial conversion feature of approximately $213,000. This beneficial conversion feature is reported as additional paid-in capital and discount. The discount will be reported as interest expense over the period beginning January 9, 2001 and ending December 31, 2001, when the debentures are estimated to be converted, using the effective yield method. The unamortized discount is reported as a deferred charge in other assets. During the period ended June 30, 2001, the Company reported interest expense related to the beneficial conversion feature of approximately $84,000.


NOTE 7 - COMMITMENTS AND CONTINGENCIES


LEASE AGREEMENTS


The Company has entered into a lease agreement for the facility shared by Talkpoint Co., Ltd. and InPurple Limited in the UK. The lease began on March 25, 2001 and expires on March 25, 2013. The lease requires monthly rental payments of approximately $9,600 based on current exchange rates. The Company is also liable for it's pro rata share of the common area expenses and maintenance. In connection with this lease, the Company provided a security deposit of approximately $57,500 based on current exchange rates. This deposit is refundable in five years or upon the Company reaching certain required levels of profitability. The deposit is included in other assets on the consolidated balance sheet at June 30, 2001.

The future lease payments due under this lease are as follows:


                  2002                          $   115,200
                  2003                              115,200
                  2004                              115,200
                  2005                              115,200
                  2006                              115,200
                  Thereafter                        777,600
                                                -----------
                                                $ 1,353,600
                                                -----------
                                                -----------


EMPLOYMENT AGREEMENTS



The Company has entered into three-year employments with two executive officers that become effective upon completion of the proposed public stock offering. These agreements include base salaries of $125,000 that can increase to $250,000 if certain profit levels are attained. The agreements also include annual bonus amounts if certain profit level levels are attained. In addition, at the end of years two and three of the agreements, options to purchase 20,000 shares of the Company will be granted if profits of the Company increase by more than $500,000 over the amount reported in the previous year. These options will be granted at an exercise price equal to the lesser of the initial offering price or the current market value of the stock.



OTHER CONTRACTS AND COMMITMENTS



The Company has entered into several contracts to provide Internet access and service and Internet traffic routing services. These contracts expire on June 30, 2004 and require monthly service charges of $25,600.

                                  INPURPLE, INC. AND SUBSIDIARIES
                               CONDENSED CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED - DOLLAR AMOUNTS IN THOUSANDS)



                                                                        September 30,          June 30,
                                                                             2001                2001
                                                                        -------------        ------------
                            ASSETS
Current Assets
  Cash                                                                  $     15,893         $    90,197
  Accounts receivable, less $10,926 allowance
   for doubtful accounts                                                      71,079             134,958
  Inventory                                                                   41,991              29,331
                                                                        ------------        ------------
                                                 Total Current Assets        128,963             254,486
Premises and Equipment
  Leasehold improvements                                                     195,323             124,076
  Furniture and equipment                                                    263,134             197,836
  Vehicles                                                                    57,993              55,626
                                                                        ------------        ------------
                                                                             516,450             377,538
  Less accumulated depreciation                                              (78,516)            (56,100)
                                                                        ------------        ------------
                                           Net Premises and Equipment        437,934             321,438
Other Assets                                                                 182,616             200,266
                                                                        ------------        ------------
                                                                        $    749,513        $    776,190
                                                                        ============        ============
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued expenses                                 $    517,151        $    277,698
  Payroll and sales taxes payable                                            135,656              65,182
  Notes payable - others                                                     867,529             725,057
  Other short-term borrowings                                                140,779              54,174
                                                                        ------------        ------------
                                            Total Current Liabilities      1,661,115           1,122,111
Long term debt - Debentures                                                  148,176             142,128
                                                                        ------------        ------------
                                                    Total Liabilities      1,809,291           1,264,239

Commitments and Contingencies                                                      -                   -

Shareholders' Equity
  Common Stock, par value $0.001 per share; 2,500,000 shares
   authorized; 1,500,001 issued and outstanding                                1,500               1,500
  Additional paid-in-capital                                                 858,224             770,724
  Accumulated deficit                                                     (1,902,009)         (1,275,104)
  Accumulated other comprehensive income                                     (17,493)             14,831
                                                                        ------------        ------------
                                                                          (1,059,778)           (488,049)
                                                                        ------------        ------------

                                                                        $    749,513        $    776,190
                                                                        ============        ============

                                  INPURPLE, INC. AND SUBSIDIARIES
                          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (UNAUDITED - DOLLAR AMOUNTS IN THOUSANDS, EXCEPT EPS)


                                                                     For the Three Months Ended
                                                                            September 30,
                                                                     --------------------------
                                                                         2001          2000
                                                                     -----------    -----------
Sales                                                                $   138,311    $   256,247
Costs of Good Sold                                                        51,546        143,598
                                                                     -----------    -----------
                                                 Gross Profit             86,765        112,649

Administrative Expenses
  Salaries and employee benefits                                         405,142        105,991
  Consultants                                                             11,000          3,528
  Advertising                                                             60,678          1,852
  Automobile expenses                                                     18,206         15,034
  Rent                                                                    29,377            822
  Legal and accounting                                                    27,649             26
  Telephone                                                               19,831          2,963
  Depreciation                                                            19,620          5,221
  Printing, postage and stationary                                         7,318            626
  Interest expense                                                        60,487          1,091
  Other expenses                                                          54,362          1,339
                                                                     -----------    -----------
                                Total Administrative Expenses            713,670        138,493
                                                                     -----------    -----------

                            Income (Loss) Before Income Taxes           (626,905)       (25,844)

Provision for Income Taxes                                                     -              -
                                                                     -----------    -----------

                                            NET INCOME (LOSS)        $  (626,905)   $   (25,844)
                                                                     ===========    ===========

Earnings (Loss) Per Share - Basic                                    $     (0.42)   $     (0.04)


                        INPURPLE, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (UNAUDITED - DOLLAR AMOUNTS IN THOUSANDS)


                                                                                              Accumulated
                                              Common Stock        Additional                     Other
                                              ------------          Paid-in                  Comprehensive
                                          Shares         Amount     Capital       Deficit        Income          Total
                                         -------       -------     ---------    -----------    ----------    ------------
BALANCE AT JULY 1, 2000                  700,001       $   700     $ 299,524    $ (291,184)    $  (2,301)    $     6,739
Dividends                                                                          (70,500)                      (70,500)
Stock sale                               800,000           800         9,200                                      10,000
Additional capital contribution                                       45,000                                      45,000
Fair value of services provided
 by shareholders                                                     204,000                                     204,000
Beneficial conversion feature
 of debentures                                                       213,000                                     213,000
    COMPREHENSIVE INCOME
Net Income                                                                        (913,420)                     (913,420)
Foreign currency
 translation gain                                                                                 17,132          17,132
                                                                                                             ------------
 TOTAL COMPREHENSIVE INCOME                                                                                  $  (896,288)
                                                                                                             ============
                                       ---------       -------     ---------    -----------    ----------    ------------
BALANCE AT JUNE 30, 2001               1,500,001         1,500       770,724    (1,275,104)       14,831        (488,049)
Fair value of services provided
 by shareholders                                                      87,500                                      87,500
   COMPREHENSIVE INCOME
Net loss                                                                          (626,905)                    (626,905)
Foreign currency
 translation loss                                                                                (32,324)       (32,324)
                                                                                                             ------------
 TOTAL COMPREHENSIVE INCOME                                                                                  $ (659,229)
                                                                                                             ============
                                       ---------     ---------     ---------   ------------   -----------    ------------
BALANCE AT JUNE 30, 2001               1,500,001     $   1,500     $ 858,224   $(1,902,009)   $  (17,493)    $(1,059,778)
                                       =========     =========     =========   ============   ===========    ============


                        INPURPLE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (UNAUDITED - DOLLAR AMOUNTS IN THOUSANDS)



                                                                     For the Three Months Ended
                                                                            September 30,
                                                                  --------------------------------
                                                                       2001               2000
                                                                  --------------      ------------
OPERATING ACTIVITIES
 Net Income (Loss)                                                $   (626,905)       $  (25,844)
 Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
    Depreciation and amortization                                       19,620             5,221
    Contributed services reported as salaries                           87,500            25,000
    Amortization of discount on debentures                              57,918                 -
    (Increase) decrease in accounts receivable                          63,879            10,100
    (Increase) decrease in inventory                                   (12,660)           (1,879)
    (Increase) decrease in other assets                                (40,268)           (2,510)
    Increase (decrease) in accounts payable
     and accrued expenses                                              296,427             9,290
                                                                  -------------       -----------
                                     CASH USED BY OPERATIONS          (154,489)           19,378

INVESTING ACTIVITIES
 Equipment and other asset purchases                                  (138,912)          (17,177)
                                                                  -------------       -----------

                          CASH USED BY INVESTMENT ACTIVITIES          (138,912)          (17,177)

FINANCING ACTIVITIES
 Proceeds from notes payable - others                                  136,266                 -
 Net change in other short-term borrowings                              82,831           (19,808)
                                                                  -------------       -----------

                       CASH PROVIDED BY FINANCING ACTIVITIES           219,097           (19,808)
                                                                  -------------       -----------

                                        NET INCREASE IN CASH           (74,304)          (17,607)

                                 CASH AT BEGINNING OF PERIOD            90,197            24,001
                                                                  -------------       -----------

                                       CASH AT END OF PERIOD      $     15,893        $    6,394
                                                                  =============       ===========
Supplemental Disclosure of Cash Flow Information:
 Interest paid                                                    $      1,211        $    1,091
 Income taxes paid                                                $          -        $        -


                         INPURPLE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION AND MANAGEMENT REPRESENTATION

The accompanying financial information has been prepared in accordance with the Securities and Exchange Commission rules and regulations for quarterly reporting and therefore does not necessarily include all information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles.

The consolidated financial statements include the accounts of the InPurple, Inc. and its wholly owned subsidiaries, InPurple Limited and Talkpoint Co., Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

InPurple Limited and Talkpoint Co., Ltd. were acquired by InPurple, Inc. on April 30, 2001 for $10,000 in cash and 700,001 shares of the common stock of InPurple, Inc. Since the acquired companies were under common control the acquisition was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. The consolidated financial statements give retroactive effect to the reorganization transaction. The excess of the of the fair value of the 700,001 shares was recorded as a deemed distribution to the controlling shareholder of InPurple, Inc. with a related credit to additional paid-in capital. For purposes of this transaction, the shares of InPurple, Inc. were valued at $8,750 or $0.125 per share, the same value assigned to the initial stock sale. The net book value of the acquired companies was $(190,767) resulting in a deemed distribution and offsetting credit to additional paid-in capital of $199,517.

Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year. In the opinion of management, the unaudited financial information for the three-month period ended September 30, 2001 and 2000, reflect all adjustments, consisting only of normal recurring accruals and provisions, necessary for a fair presentation thereof.



NOTE 2 - DEVELOPMENT STAGE OPERATIONS

The parent company, InPurple, Inc. and its wholly owned subsidiary, InPurple Limited are development stage enterprises. They were formed to develop a business to business company offering national and international telephony services such as voice communication, teleconferencing, e-mail and Internet communication. Operation since inception were securing a management team, developing a strategic plan, perfecting patents on its intellectual property preparing the necessary forms and documents to raise capital and acquiring offices, staff and equipment necessary for the business operations.

Included in the consolidated loss for the three months ended September 30, 2001 was $537,557 in losses incurred in development stage operations from InPurple Inc. and InPurple Limited. Since inception the Company has incurred aggregate losses of $1,386,411 from development stage operations. The Company expects to continue to incur significant operating losses and to generate negative cash flow while it completes installation of its offices and develops its customer base. The Company's ability to eliminate operational losses and to generate positive cash flow from operations will depend upon a variety of factors, many of which it is unable to control. These factors include: (1) the cost to equip and staff its facilities, (2) changes in technology, (3) the level of demand for its services, (4) competitive products and services and (5) general economic conditions.


NOTE 3 - BUSINESS SEGMENT INFORMATION

The Company has two business segments, the development stage operations discussed in Note 2 and the sale and installation of telephone systems and data cabling segment. The accounting polices of the segment are the same as those described in the summary of significant accounting policies. These segments operate in the United States of America (US) and the United Kingdom (UK). The following is a summary of condensed operating results and other selected financial information by segment and geographic location as of September 30, 2001 and for the three months then ended:




                                          Telephone                 Development Stage
                                           Systems       ----------------------------------------
      Statement of Operations                U.K.           U.K.          U.S.           Total       Consolidated
-------------------------------------    -----------     ----------    ----------      ----------    ------------
Sales                                    $   138,311     $        -    $        -      $        -    $    138,311
Cost of goods sold                            51,546                                            -          51,546
                                         -----------     ----------    ----------      ----------    ------------
                       Gross Profit           86,765              -             -               -          86,765
Salaries and employee benefits               119,269        285,873             -         285,873         405,142
Consultants                                        -              -        11,000          11,000          11,000
Advertising                                    6,517         54,167             -          54,167          60,684
Depreciation                                   5,386         14,234             -          14,234          19,620
Interest expense                               1,211         59,276             -          59,276          60,487
Other expenses and taxes                      43,730        107,847         5,160         113,007         156,737
                                         -----------     ----------    ----------      ----------    ------------

                   Net Income (Loss)     $   (89,348)    $ (521,397)   $  (16,160)     $ (537,557)   $   (626,905)
                                         ===========     ==========    ==========      ==========    ============
        Balance Sheet Data
-------------------------------------
Inventory                                $    41,991     $        -    $        -      $        -    $     41,991
Premises and Equipment, net                   39,749        398,185             -         398,185         437,934
Total Assets                                 159,253        581,952         8,308         590,260         749,513
Shareholders' Equity                         (85,145)      (971,144)       (3,489)       (974,633)     (1,059,778)


As of September 30, 2000 and for the three months then ended, the only operating segment present in the Company was the sale and installation of telephone systems and data cabling segment. Accordingly, no separate segment information is reported for those periods.

[Outside Back Cover of Prospectus]



DEALER PROSPECTUS DELIVERY OBLIGATION

         Until March 31, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


         ARTICLE SEVENTH of the Articles of Incorporation of InPurple, Inc. provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. ARTICLE SEVENTH further provides that notwithstanding this indemnification, a director shall be liable to the extent provided by applicable law, (1) for breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith, (3) pursuant to Section 174 of the Delaware General Corporation Law (improper payment of dividend or improper stock purchases or redemptions), or (4) for any transactions for which the director derives an improper personal benefit.



         Section 145(a) of the Delaware General Corporation Law permits indemnification of officers, directors, employees or agents for attorneys' fees and other expenses as well as judgments or amounts paid in settlement and civil cases. The subsection applies only to third party actions, not to actions brought by or in the right of the corporation. The person seeking indemnification must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.
Section 145(e) of the Delaware General Corporation Law provides for the advancement of attorneys' fees and other legal expenses to officers and directors in connection with any civil, criminal, administrative or investigative proceedings.



         It is our intention that our officers, directors and agents be indemnified to the fullest extent permitted by applicable law, and toward that end we intend to enter into indemnity agreements with each of our officers and directors in the near future.



         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, InPurple, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         Commissions                                  $      0
         Printing and copying costs                      2,500
         Legal fees and expenses                        10,000
         Accounting fees and expenses                    7,500
         Filing fees                                       500
         Postage                                           500
         Miscellaneous                                   4,000
                                                         -----

           Total:                                     $ 25,000*

*  Estimate only.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         On April 28, 2001, 700,000 shares of common stock were issued to Stephen P. North (plus $9,990 cash) in exchange for 99.999% of the outstanding capital stock of InPurple Limited (formerly known as Call 21 Limited)("IPL") and Talkpoint Co. UK Limited ("Talkpoint). In addition one share of common stock was issued to Ms. Allison Sparrow for the remaining share she held. Ms Sparrow was paid $10 as her share of cash consideration.

UNREGISTERED SECURITIES ISSUED OR SOLD WITHIN ONE YEAR.


1. InPurple, Inc.

InPurple, Inc., formerly known as Voice 21 Incorporated, was incorporated in the state of Delaware on January 9, 2001. Shares of its common stock were issued as follows:





         Issuer:                    InPurple, Inc. (January 10, 2001)

         Common Stock:              800,000 shares representing all of the
                                    issued and outstanding shares of InPurple

         Consideration:             $10,000

         Names of persons
         to whom shares
         were issued:               Stephen P. North, President & COO         500,000 shares
                                    Sean P. Lewis, Chairman & CEO             300,000 shares

         Exemption:                 Non-public offering under section 4(2) to
                                    accredited investors only


2. The initial shares of InPurple Limited, formerly known as Call 21 Limited, were issued on February 20, 2001 as follows:



         Issuer:                    InPurple Limited

         Common Stock:              3,000 shares, representing all of the issued
                                    and outstanding shares of the company

         Consideration:             Transfer of Assets

         Names of persons
         to whom shares
         were issued:               Stephen P. North; 3,000 shares

         Exemption:                 Non-public offering under Section 4(2) to
                                    accredited investors only


3. The initial shares of Talkpoint Co. UK Limited were issued on February 20, 2001 as follows:



         Issuer:                    Talkpoint Co. UK Limited

         Common Stock:              1,500,000 shares, representing all of the
                                    issued and outstanding shares of the company

         Consideration:             Transfer of Assets

         Names of persons
         to whom shares
         were issued:               Stephen P. North 1,498,500 shares
                                    Alison Sparrow   1,500 shares

         Exemption:                 Non-public offering under Section 4(2) to
                                    accredited investors only

4.       Sale of Debentures

         Debentures totaling $148,176 were sold in January 2001 by Talkpoint Co. UK Limited to accredited investors only in a non-public offering pursuant to Section 4(2) of the Securities Act of 1933.

         On March 25, 2001, InPurple entered into an agreement whereby all of the stock of IPL and Talkpoint was to be acquired from the shareholders of record of those entities for 700,000 shares of InPurple, plus $10,000 cash, payable as follows:


         Talkpoint:
         Stephen P. North                  699,999 shares
         Allison Sparrow                   1 share

         IPL:
         Stephen P. North                  1 share
                                           -------

                  Total shares             700,001 shares
                                           ==============

         Shares outstanding in the acquired companies prior to acquisition by the Company were as follows:


         Subsidiaries:

         1.       Issuer:              InPurple Limited ("IPL")

         2.       Common Stock:        1 shares representing all of the issued
                                       and outstanding shares of IPL

         3.       Consideration:       One pound British sterling.


         4.       Names of person
                  to whom shares
                  were issued:         Stephen P. North


ITEM 27.  EXHIBITS



         3.1      Articles of Incorporation (1)
         3.2      Bylaws (1)
         4.1      Specimen Certificate of Common Stock (1)
         5        Opinion of Knecht & Hansen
         10.1     Purchase Agreement (1)
         10.2     Agreement for Exchange of Confidential Information (1)
         10.3     Escrow Agreement with Harbor National Bank (1)
         10.4     Master Service Agreement with XO Communications
         10.5     Minutes documenting employment agreements (1)
         10.6     Contract with KPN Qwest
         21       Subsidiaries (1)
         23.1     Consent of Knecht & Hansen (1)
         23.2     Authorization of Vavrinek, Trine & Day Co. LLP
         99.1     Subscription Application (Revised) (1)
 ------------------


(1)  Previously filed.

ITEM 28. UNDERTAKINGS

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)  The small business issuer will:


         (i) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (a) Include any prospectus required by Section 10(a)(3) of the Act; (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, (c) Include any additional or changed material information on the plan of distribution.

         (ii) For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (iii) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Costa Mesa, State of California, on December 31, 2001.



                                     InPurple, Inc.


                                     By:   /s/ SEAN P. LEWIS
                                           -----------------
                                           Sean P. Lewis
                                           Chairman, Chief Executive Officer and
                                           Secretary


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



         Signature                 Title                              Date
         ---------                 -----                              ----

         /s/ Sean P. Lewis         Chairman of the Board and          December 31, 2001
         -----------------         Chief Executive Officer and
         Sean P. Lewis             Director

         /s/ Stephen P. North      President, Chief Operating         December 31, 2001
         --------------------      Officer and Director
         Stephen P. North

         /s/ David J. Clancy       Director                           December 31, 2001
         -------------------
         David J. Clancy

                                INDEX TO EXHIBITS



         Exhibit
         Number            Description                                                 Page
         ------            -----------                                                 ----

         3.1               Articles of Incorporation (1)
         3.2               Bylaws (1)
         4.1               Specimen Certificate of Common Stock (1)
         5                 Opinion of Knecht & Hansen
         10.1              Purchase Agreement (1)
         10.2              Agreement for Exchange of Confidential Information (1)
         10.3              Escrow Agreement with Harbor National Bank (1)
         10.4              Master Service Agreement with XO Communications
         10.5              Minutes documenting employment agreements (1)
         10.6              Contract with KPN Qwest
         21                Subsidiaries (1)
         23.1              Consent of Knecht & Hansen (1)
         23.2              Authorization of Vavrinek, Trine & Day Co. LLP
         99.1              Subscription Application (Revised) (1)


----------------------
(1)      Previously filed.